UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant: ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Jackson Hewitt Tax Service Inc.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PRELIMINARY PROXY STATEMENT-SUBJECT TO COMPLETION

August 14, 2009

Dear Fellow Stockholder:

You are cordially invited to attend the 2009 Annual Meeting of Stockholders (the “Annual Meeting”) of Jackson Hewitt Tax Service Inc. (the “Company”), which will be held at the Hanover Marriott located at 1401 Route 10 East, Whippany, NJ 07981, on Wednesday, September 23, 2009 at 10:00 a.m., local time. We look forward to greeting as many of our stockholders as possible.

With this letter, we have enclosed our 2009 Annual Report, the Notice of Annual Meeting of Stockholders, the Proxy Statement and Proxy Card. These materials describe the business to be conducted at the Annual Meeting and provide other information concerning the Company of which you should be aware when you vote your shares.

Admission to the Annual Meeting will be by ticket only. If you are a registered stockholder planning to attend the meeting, please check the appropriate box on the proxy card and retain the top portion of the card as your admission ticket. If your shares are held through an intermediary, such as a bank or broker, please follow the instructions under the About the Annual Meeting section of the Proxy Statement to obtain a ticket.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. You can vote your shares by signing and dating the enclosed proxy card and returning it by mail in the enclosed envelope. If you decide to attend the Annual Meeting and vote in person, you may then revoke your proxy.

On behalf of the Board of Directors and the employees of Jackson Hewitt Tax Service Inc., I would like to express my appreciation for your continued interest in the affairs of the Company.

Sincerely,

Harry W. Buckley President and Chief Executive Officer

PRELIMINARY PROXY STATEMENT-SUBJECT TO COMPLETION

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS

to be held on September 23, 2009

NOTICE IS HEREBY GIVEN that the 2009 Annual Meeting of Stockholders of Jackson Hewitt Tax Service Inc. (the “Company”) will be held at the Hanover Marriott located at 1401 Route 10 East, Whippany, NJ 07981 on Wednesday, September 23, 2009 at 10:00 a.m., local time. The meeting will be held to consider and vote upon the following matters:

1. To elect seven directors for a one-year term to serve until the Company’s 2010 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

2. The termination of the Company’s rights agreement;

3. An advisory (non-binding) vote on executive compensation;

4. To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending April 30, 2010; and

5. To transact any other business as may properly come before the meeting or any adjournment, postponement or other delay thereof.

The Board of Directors has fixed the close of business on August 5, 2009, as the record date for the meeting. Only stockholders of record at that time are entitled to notice of, and to vote at, the meeting and any adjournment, postponement or other delay thereof.

By Order of the Board of Directors
STEVEN L. BARNETT
Corporate Secretary

Dated: August 14, 2009

Important Notice Regarding the Availability of

Proxy Materials for the Stockholder Meeting

To Be Held on September 23, 2009

The proxy statement and annual report to security holders are available at www.jacksonhewitt.com/proxymaterials

PRELIMINARY PROXY STATEMENT-SUBJECT TO COMPLETION

JACKSON HEWITT TAX SERVICE INC.

PROXY STATEMENT

Annual Meeting of Stockholders to

be held on Wednesday, September 23, 2009

ABOUT THE ANNUAL MEETING

Who is soliciting my vote?

The Board of Directors (the “Board of Directors” or the “Board”) of Jackson Hewitt Tax Service Inc., a Delaware corporation (the “Company”), is soliciting your vote at the Company’s 2009 Annual Meeting of Stockholders and any adjournment, postponement or other delay thereof (the “Meeting”), to be held on the date, at the time and place, and for the purposes set forth in the foregoing notice. This Proxy Statement, the accompanying notice and the enclosed proxy card are first being mailed to stockholders on or about August 14, 2009.

What will I be voting on?

You are voting on the following business at the Meeting:

•	The election of seven directors to serve for a one-year term until the Company’s 2010 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

•	The termination of the Company’s rights agreement;

•	An advisory (non-binding) vote on executive compensation; and

•	The ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending April 30, 2010.

We will also consider any other business that properly comes before the Meeting. See “Could other matters be decided at the Meeting?” below.

How many votes do I have?

You will have one vote for every share of the Company’s common stock, par value $0.01 per share (the “Common Stock”), you owned at the close of business on August 5, 2009 (the “Record Date”).

How many votes can be cast by all stockholders?

[            ], consisting of one vote for each share of Common Stock outstanding on the Record Date (net of shares held in treasury). There is no cumulative voting, and the holders of the Common Stock vote together as a single class.

How many votes must be present to hold the Meeting?

One-third of the outstanding shares of Common Stock entitled to vote at the Meeting as of the Record Date, or [            ] votes, must be present, in person or by proxy, to constitute a quorum at the Meeting. Stockholders of record who are present at the Meeting, in person or by proxy, and who abstain from voting, including brokers holding customers’ shares of record who cause abstentions to be recorded at the Meeting, will be included in the number of stockholders present at the Meeting for purposes of determining whether a quorum is present. Shares represented by broker non-votes will be counted in determining whether there is a quorum. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

How many votes are required to elect directors and adopt the other proposals?

Each share of Common Stock outstanding at the close of business on the Record Date is entitled to one vote on each of the director nominees and one vote on each other matter. To be elected, directors must receive a majority of the votes cast (the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). Shares voting “abstain” and broker non-votes, if any, will have no effect on the outcome of the election of directors. Approval of the proposals relating to the termination of the Company’s rights agreement, the advisory (non-binding) vote on executive compensation and the ratification of the appointment of the Company’s independent registered public accounting firm require the affirmative vote of the majority of the shares of Common Stock present or represented by proxy at the Meeting and entitled to vote on the subject matter. For these proposals, shares voting “abstain” on a proposal have the same effect as a vote against that proposal and broker non-votes, if any, have no effect on the vote for the proposal.

How do I vote?

You can vote by valid proxy received by mail. If voting by proxy, you should:

•	indicate your instructions on the proxy;

•	date and sign the proxy;

•	mail the proxy promptly in the enclosed envelope; and

•	allow sufficient time for the proxy to be received before the date of the Meeting.

Can I change my vote?

Yes. A proxy may be revoked at any time prior to the voting at the Meeting by submitting a later dated proxy, by giving timely written notice of such revocation to the Corporate Secretary of the Company at Jackson Hewitt Tax Service Inc., 3 Sylvan Way, Box 264, Parsippany, New Jersey 07054, or by attending the Meeting and voting by ballot in person. However, if you hold shares in “street name,” you may not vote these shares in person at the Meeting unless you bring with you a legal proxy from the stockholder of record.

What if I do not vote for some of the matters listed on my proxy card?

Shares of Common Stock represented by proxies received by the Company through the return of the enclosed proxy card, where the stockholder has specified his or her choice with respect to the proposals described in this Proxy Statement, will be voted in accordance with the specification(s) so made.

If your proxy is properly executed but does not contain any voting instructions, your shares will be voted:

•	“FOR” the election of all nominees for the Board of Directors;

•	“FOR” the termination of the Company’s rights agreement;

•	“FOR” the advisory (non-binding) vote on executive compensation; and

•	“FOR” the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending April 30, 2010.

Has the Board of Directors made a recommendation regarding the matters to be acted upon at the Meeting?

The Board of Directors recommends that you vote “FOR” election of its nominees for director, “FOR” the termination of the Company’s rights agreement, “FOR” the advisory (non-binding) vote on executive compensation and “FOR” the ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending April 30, 2010.

Could other matters be decided at the Meeting?

The Board of Directors does not intend to bring any matter before the Meeting other than those set forth above, and the Board is not aware of any matters that anyone else proposes to present for action at the Meeting. However, if any other matters properly come before the Meeting, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment.

Do I need a ticket to attend the Meeting?

Yes. Attendance at the Meeting will be limited to stockholders as of the Record Date, their authorized representatives and guests of the Company. Admission will be by ticket only. For registered stockholders, the top portion of the proxy card enclosed with the Proxy Statement is the admission ticket to the Meeting. Beneficial owners with shares held through an intermediary, such as a bank or broker, should request tickets in writing from Investor Relations at Jackson Hewitt Tax Service Inc., 3 Sylvan Way, Box 264, Parsippany, NJ 07054, and include proof of ownership, such as a bank or brokerage firm account statement or letter from the broker, trustee, bank or nominee holding their stock, confirming beneficial ownership. Stockholders who do not obtain tickets in advance may obtain them at the Meeting at the registration desk upon verification of their stock ownership as of the Record Date. In accordance with the Company’s security procedures, all persons attending the Meeting must present picture identification along with their admission ticket or proof of beneficial ownership in order to gain admission. Admission to the Meeting will be expedited if tickets are obtained in advance. Tickets may be issued to others at the discretion of the Company. Directions to the Meeting can be obtained by contacting Investor Relations at (973) 630-0821.

How can I access the Company’s proxy materials and annual report electronically?

A copy of the Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission (“SEC”) for its latest fiscal year has been delivered with the proxy materials that have been mailed to you and is also available without charge at www.jacksonhewitt.com/proxymaterials or upon written request to Jackson Hewitt Tax Service Inc., 3 Sylvan Way, Box 264, Parsippany, New Jersey 07054, Attention: Investor Relations.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED, AND THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROXY STATEMENT.

Who do I contact for help?

If you have any questions or need assistance in voting your shares, please contact the Company as follows:

Jackson Hewitt Tax Service Inc.

Attention: Investor Relations

3 Sylvan Way, Box 264

Parsippany, NJ 07054

(973) 630-0821

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

General

On September 23, 2008, the stockholders approved an amendment to the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to eliminate the classification of the Board of Directors beginning with this Meeting, and a corresponding amendment was made to the Company’s Amended and Restated By-Laws (the “By-Laws”) by the Board. Consequently, the terms of all Directors will expire at the Meeting, and the stockholders will vote on the election of the nominees to serve as directors for one-year terms expiring at the Company’s 2010 Annual Meeting of Stockholders. On June 4, 2009, Michael C. Yerington, the Company’s former president and chief executive officer, resigned as a director. In order to fill the vacancy created by Mr. Yerington’s departure, the Board of Directors elected Harry W. Buckley to serve as a Director until the Meeting or until his successor is elected and duly qualified or until his earlier resignation or removal. The Board of Directors presently consists of six members and all current members of the Board of Directors have been nominated for re-election. The Board is also nominating Peter F. Reilly to serve as a Director. The nomination of Mr. Reilly was recommended to the Board by Shamrock Activist Value Fund, a stockholder of the Company. The number of Directors on the Board will increase from six to seven if all nominees to serve as director are elected. The name and age of each nominee for Director and his or her position with the Company are set forth below:

Name	Age	Position(s)
Margaret Milner Richardson	66	Chair of the Board
Ulysses L. Bridgeman, Jr.	55	Director
Harry W. Buckley	64	Director, President and Chief Executive Officer
Rodman L. Drake	66	Director
Peter F. Reilly	45	Nominee for Director
Louis P. Salvatore	62	Director
James C. Spira	66	Director

Biographical Information for the Nominees

At the Meeting, the stockholders will vote on the election of the nominees to serve as directors for one-year terms ending at the Company’s 2010 Annual Meeting of Stockholders or until their successors are duly elected and qualified. Certain additional information regarding the nominees is set forth below.

Margaret Milner Richardson has served as our non-executive chair of the Board since October 2007 and as one of our Directors since June 2004. Since June 2003, Ms. Richardson has been a tax and business consultant. From 1997 to 2003, Ms. Richardson was a partner at Ernst & Young LLP, where she was the National Director of IRS Practice and Procedure and an advisor to the Foreign Investment Advisory Council in Russia. From 1993 to 1997, Ms. Richardson served as Commissioner of Internal Revenue. From 1977 to 1993, Ms. Richardson practiced tax law with Sutherland, Asbill and Brennan in Washington, D.C. Ms. Richardson was a member of the Internal Revenue Service Commissioner’s Advisory Group from 1988 to 1990 and chaired the group in 1990. Ms. Richardson serves on the board of directors of Legg Mason, Inc.

Ulysses L. Bridgeman, Jr. has served as one of our Directors since June 2004. Since May 1988, Mr. Bridgeman has been the owner and president of Bridgeman Foods, Inc. in Louisville, Kentucky, which owns and operates 162 Wendy’s Old Fashioned Hamburger Restaurants in five states. Mr. Bridgeman serves on the board of directors of Fifth Third Bank.

Harry W. Buckley has served as our president and chief executive officer and as one of our Directors since June 2009. Since 2002, Mr. Buckley had been volunteering and assisting with various local civic organizations. Prior to 2002, Mr. Buckley had served in several high level positions in the tax preparation industry. Mr. Buckley served as the chairman of Tax Services of America, Inc., a major franchisee of Jackson Hewitt Inc. (“JHI”) at a time prior to the Company’s formation as the parent company of JHI and the Company’s initial public offering in June 2004. Mr. Buckley also served as a director of JHI. Prior to 1995, Mr. Buckley served seven years as president and chief executive officer of H&R Block Tax Services, Inc.

Rodman L. Drake has served as one of our Directors since June 2004. Since January 2002, Mr. Drake has been a managing director of Baringo Capital LLC, a private equity group he co-founded. From November 1997 to January 2002, Mr. Drake was president of Continuation Investments Group Inc., a private equity firm. Mr. Drake was a co-founder of KMR Power Corporation, a developer of independent power projects in Latin America and served as its co-chairman from 1994 to 1997. From 1991 to 1994, Mr. Drake was president of The Mandrake Group, a consulting company focused on strategy and organizational design. From 1969 to 1991, Mr. Drake was employed by Cresap, McCormick & Paget, an international management and strategy consulting firm, where he was managing director and chief executive officer from 1980 to 1990. Mr. Drake serves as chairman of the board of directors of the Helios Funds Inc. and the Columbia Atlantic Funds Inc, and serves on the board of directors of The Student Loan Corporation, Celgene Corporation and Crystal River Capital, Inc.

Peter F. Reilly is president/chief operating officer of Strategic Industries, LLC (“Strategic”). Strategic is a diversified holding and management company with subsidiaries operating in the Automotive Products and Consumer Product segments. Mr. Reilly has been with Strategic since its inception in March 2000 when Strategic was created through a leveraged buyout, with Citicorp Venture Capital as the equity sponsor of certain companies owned by US Industries, LLC (“USI”). Prior to joining Strategic, Mr. Reilly served as treasurer of USI, a diversified industrial Fortune 500 conglomerate, publicly listed on the New York Stock Exchange. Mr. Reilly joined USI in 1994 as assistant treasurer and then group controller. USI was created through a demerger from Hanson Industries, PLC (“Hanson”). From 1993 to 1994, Mr. Reilly served as the assistant treasurer of Marine Harvest International, Inc., a Hanson affiliated and publicly listed acquiculture company engaged in the farming and distribution of seafood products. From 1991 to 1993, Mr. Reilly was the corporate controller for The Lynton Group, Inc., a Hanson affiliated and publicly listed aviation company. Mr. Reilly began his career at Ernst & Young (formerly Arthur Young) as an auditor in 1986 and moved on to The Lynton Group in 1991. Mr. Reilly serves on the board of directors of Dura Automotive Systems, Inc. and the advisory panel for Shamrock Partners Activist Value Fund, LLC. Mr. Reilly also serves on the boards of directors of several private companies.

Louis P. Salvatore has served as one of our Directors since June 2004. Since September 2002, Mr. Salvatore has been the representative of one of the four board members of Arthur Andersen LLP. From September 1992 to August 2002, Mr. Salvatore was the managing partner of Arthur Andersen’s metropolitan New York offices, and from January 1998 to August 2002, he was the Northeast Region managing partner. From 1989 to January 2001, Mr. Salvatore was a member of the Andersen Worldwide S.C. Board of Partners and, from August 2000 to January 2001, he was interim managing partner—chief executive officer of Andersen Worldwide. Mr. Salvatore has worked for Arthur Andersen LLP for over 35 years. Mr. Salvatore serves on the board of directors and as chairman of the audit committees of the Helios Funds Inc. and Crystal River Capital, Inc. Mr. Salvatore also serves on the boards of directors of several private companies.

James C. Spira has served as one of our Directors since June 2004. Since June 2008, Mr. Spira has been chairman of enlight Advisors, a management consulting firm, and since October 2003, Mr. Spira has been chairman of Brulant, Inc., an information technology consulting firm. From July 2000 to July 2003, Mr. Spira was president and chief operating officer of American Greetings Corporation, a creator, manufacturer and distributor of social expression products. From May 1999 to July 2002, Mr. Spira was chairman of AmericanGreetings.com. From July 1995 to May 1999, Mr. Spira was a managing partner of Diamond Management & Technology Consultants, Inc., a global management consulting firm. Mr. Spira serves on the board of directors of Ciber Inc. Mr. Spira also serves on the boards of directors of several private companies.

Functions and Meetings of the Board of Directors

Statement on Corporate Governance

Overview. The Board of Directors has implemented corporate governance measures to substantiate the Board of Directors’ capacity to oversee the Company and to serve the long-term interests of all stockholders. The Company’s corporate governance guidelines, committee charters, codes of conduct and other documents setting forth the Company’s corporate governance practices can be accessed in the “Investor Relations—Corporate Governance” section of the Company’s website at www.jacksonhewitt.com or by writing to the Company at Jackson Hewitt Tax Service Inc., 3 Sylvan Way, Box 264, Parsippany, New Jersey 07054, Attention: Investor Relations. The Board of Directors and each of the Committees of the Board of Directors periodically review and assess the adequacy of the Company’s overall corporate governance, corporate governance guidelines, committee charters and codes of conduct.

Director Independence. At least two-thirds of the Board will be comprised of directors who meet the criteria for independence required by the New York Stock Exchange (“NYSE”), provided, that less than two-thirds of the directors may be independent if such short-fall is the result of the death, resignation or retirement of an independent director (“Short-fall Period”). During any Short-fall Period, all future nominees to the Board, other than incumbent directors, will be independent. Under the NYSE standards, a Director is considered independent only if the Board of Directors “affirmatively determines that the director has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company).” In July 2009, the Board undertook its annual review of director independence pursuant to NYSE Rule 303A.02(a). As a result of this review, the Board affirmatively determined that all of the non-employee Directors and Mr. Reilly are independent under the NYSE standards. Mr. Buckley, who is the president and chief executive officer of the Company, was not deemed independent.

Presiding Director. The Chair of the Board of Directors serves as and performs the duties of the “presiding director” as contemplated by NYSE listing standards. The presiding director’s primary responsibilities include presiding over periodic executive sessions of the non-employee members of the Board of Directors, advising the Committee chairs with respect to meeting agendas and information needs, providing advice with respect to the selection of Committee chairs and performing other duties that the Board may from time to time delegate to assist it in the fulfillment of its responsibilities. The non-employee members of the Board of Directors have designated Margaret Milner Richardson to serve as Chair and presiding director until the Company’s 2010 Annual Meeting of Stockholders or until a successor is duly elected and qualified.

Executive Sessions. The non-employee directors meet in regular executive sessions without any members of the Company’s management present at least four times each year; at least one of those sessions is held with only the independent directors present.

Communicating with the Board of Directors. Stockholders and other interested parties may send communications to the Company’s Board of Directors, the non-management directors, and/or the Presiding Director by writing to them at Jackson Hewitt Tax Service Inc., 3 Sylvan Way, Box 264, Parsippany, New Jersey 07054, Attention: Presiding Director, c/o the Corporate Secretary. The Presiding Director will review and distribute all communications received to the intended recipients and/or distribute to the full Board, as appropriate.

Codes of Conduct. The Board of Directors has adopted a code of conduct that applies to all officers and employees, including the Company’s principal executive officer and principal financial officer, and a code of conduct for Directors. Both codes of conduct are available at the “Investor Relations—Corporate Governance” section of the Company’s website at www.jacksonhewitt.com, or by writing to the Company at Jackson Hewitt Tax Service Inc., 3 Sylvan Way, Box 264, Parsippany, New Jersey 07054, Attention: Investor Relations. The purpose of these codes of conduct is to promote honest and ethical conduct, including, among other things, the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; to promote full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by the Company; and to promote compliance with all applicable rules and regulations that apply to the Company and its employees, officers and Directors.

Majority Voting. The By-Laws require that, in uncontested elections, each director receive a majority of the votes cast with respect to such director (the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). If stockholders do not elect a nominee who is serving as a director, Delaware law provides that the director would continue to serve on the Board as a “holdover director.” Under our By-Laws and Corporate Governance Guidelines, each director annually submits an advance, contingent, irrevocable resignation that the Board may accept if stockholders do not elect the director. In that situation, our Corporate Governance Committee would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. The Board would act on the Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date that the election results are certified.

Board Meetings

Directors are expected to attend Board meetings, meetings of committees on which they serve and meetings of stockholders absent exceptional cause, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. The Board of Directors held fifteen meetings and did not act by unanimous written consent during fiscal 2009. In fiscal 2009, all incumbent Directors attended at least 75% of the aggregate number of meetings of the Board and committees of the Board on which they served. Five of the Company’s six Directors attended the 2008 Annual Meeting of Stockholders.

Committees of the Board

Audit Committee

The Audit Committee is comprised of Messrs. Salvatore (Chairperson) and Spira and Ms. Richardson. If elected as a director, Mr. Reilly will also serve as a member of the Audit Committee. The Audit Committee oversees the accounting and financial reporting processes of the Company, as well as the audits of the consolidated financial statements of the Company. See “Report of Audit Committee” on page 34. The Board has determined that all members of the Audit Committee are independent directors and financially literate under the rules of the NYSE. The Board has determined that Mr. Salvatore qualifies as an “Audit Committee financial expert” as defined by the rules of the SEC, and, in addition to being independent under the rules of the NYSE, is independent within the meaning of applicable SEC rules. A copy of the Audit Committee charter can be found at the “Investor Relations—Corporate Governance” section of the Company’s website at www.jacksonhewitt.com, or may be obtained by contacting the Company’s Corporate Secretary at Jackson Hewitt Tax Service Inc., 3 Sylvan Way, Box 264, Parsippany, New Jersey 07054. The Audit Committee held ten meetings in fiscal 2009.

Compensation Committee

The Compensation Committee is comprised of Messrs. Spira (Chairperson), Bridgeman and Drake. If elected as a director, Mr. Reilly will also serve as a member of the Compensation Committee. Beginning with the first meeting of the Compensation Committee after the Meeting, Mr. Drake will become Chairperson of the Compensation Committee. The Board of Directors has determined that each member of the Compensation Committee is an independent director under the rules of the NYSE. The Compensation Committee administers the Company’s equity compensation plans, reviews and determines the individual elements of total compensation for the chief executive officer, reviews and administers all compensation arrangements for executive officers other than the chief executive officer and establishes and reviews general policies relating to the compensation and benefits of the Company’s officers and employees. When appropriate, as permitted under applicable law and the listing standards of the NYSE, the Compensation Committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the Compensation Committee, the Board or members of management. A copy of the Compensation Committee charter can be found at the “Investor Relations—Corporate Governance” section of the Company’s website at www.jacksonhewitt.com, or may be obtained by contacting the Company’s Corporate Secretary at Jackson Hewitt Tax Service Inc., 3 Sylvan Way, Box 264, Parsippany, New Jersey 07054. The Compensation Committee held seven meetings in fiscal 2009.

Role of Compensation Consultants. Under its charter, the Compensation Committee has the sole authority to retain and terminate a compensation consultant to assist it in carrying out its responsibilities, including sole authority to approve the consultant’s fees and other retention terms. In fiscal 2009, the Compensation Committee engaged Johnson Associates, Inc. (“Johnson Associates”) as its independent outside executive compensation consultant to advise the Compensation Committee on certain matters related to executive and director compensation including:

•	a compensation review of the chief executive officer and other executive officer positions;

•	executive compensation trend data;

•	designing the Company’s short- and long-term incentive programs;

•	a peer group financial performance review and a named executive officer compensation market analysis of the peer companies; and

•	providing competitive compensation data on compensation paid to non-employee directors.

Johnson Associates does not provide any services to management of the Company.

The Compensation Committee considers the advice of Johnson Associates in connection with establishing the key components of the Company’s executive officer compensation arrangements, including executive officers’ base salaries, annual performance bonuses and long-term equity incentive awards.

Role of Executive Officers. While the Compensation Committee is responsible for approving executive compensation related decisions, in formulating its decisions, the Compensation Committee will regularly seek information about the performance of the business, organization staffing requirements and the performance levels of executive officers from the chief executive officer and, where appropriate, other officers of the Company. On an annual basis, the chief executive officer and the senior vice president—Human Resources review the salaries paid to executive officers, other than the chief executive officer, based upon the nature of the position and the contribution, experience and tenure of the executive officer and based upon economic factors, peer company data and personal achievements. The chief executive officer, with the assistance of the senior vice president—Human Resources, also assesses the other executive officers’ performance for purposes of determining those executive officers’ annual performance bonus and awarding long-term equity incentive awards. The chief executive officer then makes recommendations to the Compensation Committee for compensation for these executive officers. The Compensation Committee reviews the chief executive officer’s recommendations and determines compensation levels for these executive officers. Compensation levels for the chief executive officer are determined by the Board of Directors.

Corporate Governance Committee

The Corporate Governance Committee is comprised of Ms. Richardson (Chairperson) and Messrs. Bridgeman and Drake. The Board of Directors has determined that each member of the Corporate Governance Committee qualifies as an independent director under the rules of the NYSE. The responsibilities of the Corporate Governance Committee include identifying and recommending to the Board appropriate director nominee candidates and providing oversight with respect to corporate governance matters. A copy of the Corporate Governance Committee charter can be found in the “Investor Relations—Corporate Governance” section of the Company’s website at www.jacksonhewitt.com, or may be obtained by contacting the Company’s Corporate Secretary at Jackson Hewitt Tax Service Inc., 3 Sylvan Way, Box 264, Parsippany, New Jersey 07054. The Corporate Governance Committee held five meetings in fiscal 2009.

Director Nomination Procedures. The Corporate Governance Committee considers the appropriate balance of experience, skills and characteristics required of the Board of Directors. It seeks to ensure that at least two-thirds of the directors are independent under the rules of the NYSE, that all members of the Company’s Audit Committee meet the independence and the financial literacy requirements under the rules of the NYSE and that at least one of them qualifies as an “Audit Committee financial expert” under the rules of the SEC, and that all members of the Compensation Committee and the Corporate Governance Committee meet the independence requirements of the NYSE. Nominees for director are selected on the basis of their depth and breadth of experience, wisdom, integrity, ability to make independent analytical inquiries, understanding of the Company’s business environment and willingness to devote adequate time to Board duties.

The Corporate Governance Committee will consider written proposals from stockholders for nominees for director. In considering candidates submitted by stockholders, the Corporate Governance Committee will take into consideration the needs of the Board and the qualifications of the candidate. Any such nominations should be submitted to the Corporate Governance Committee, c/o the Corporate Secretary of the Company at Jackson Hewitt Tax Service Inc., 3 Sylvan Way, Box 264, Parsippany, New Jersey 07054, and should include the following: (a) the name of the stockholder and evidence of the person’s ownership of the Common Stock, including the number of shares owned and the length of time of ownership; and (b) the name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company and the person’s consent to be named as a director if selected by the Corporate Governance Committee and nominated by the Board. The written proposal should be submitted in the time frame described in the By-Laws of the Company and under the heading “Stockholder Proposals for the Company’s 2010 Annual Meeting” on page 40.

The process for identifying and evaluating nominees to the Board of Directors is initiated by identifying a candidate who meets the criteria for selection as a nominee and has the specific qualities or skills being sought based on input from members of the Board and, if the Corporate Governance Committee deems appropriate, a third-party search firm. These candidates are evaluated by the Corporate Governance Committee by reviewing the candidates’ biographical information and qualifications and checking the candidates’ references. Qualified nominees are interviewed by at least one member of the Corporate Governance Committee. Using the input from such interview and other information obtained by it, the Corporate Governance Committee evaluates whether such prospective candidate is qualified to serve as a director and whether the committee should recommend to the Board that the Board nominate this prospective candidate or elect such candidate to fill a vacancy on the Board. Candidates recommended by the Corporate Governance Committee are presented to the Board for selection as nominees to be presented for the approval of the stockholders or for election to fill a vacancy.

The Corporate Governance Committee expects that a similar evaluation process will be used to evaluate nominees for directors recommended by stockholders. The nomination of Mr. Reilly was recommended to the Board by Shamrock Activist Value Fund, a stockholder of the Company.

Related Person Transactions

The Company has adopted a written policy requiring that the Audit Committee review and approve or ratify any transaction between the Company and any related person that is required to be disclosed. For purposes of this practice, the terms “transaction” and “related persons” have the meaning contained in Item  404 of the SEC’s Regulation S-K.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised of Messrs. Spira (Chairman), Bridgeman and Drake, none of whom were officers or employees of the Company or any of the Company’s subsidiaries or had any relationship requiring disclosure by the Company under Item 404 of the SEC’s Regulation S-K during fiscal 2009 or before.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership Table

The information set forth in the following table is furnished as of June 30, 2009 as to those shares of the Common Stock beneficially owned by (i) each stockholder who is known by the Company based on filings made under Section 13(d) and Section 13(g) of the Securities Exchange Act of 1934 (the “Exchange Act”) to own beneficially more than 5% of the Common Stock, (ii) each of the Company’s Directors, nominees as Director and each of the Company’s executive officers and (iii) all Directors and executive officers as a group. Applicable percentage ownership is based on 30,254,390 shares of Common Stock outstanding as of June 30, 2009, which consists of: (a) shares of Common Stock outstanding (net of shares held in treasury), (b) shares of Common Stock subject to options that are exercisable, (c) shares of Common Stock subject to options that will become exercisable within 60 days of June 30, 2009, and (d) outstanding restricted stock units (“RSUs”).

Name	Amount and Nature of Beneficial Ownership	Percent of Common Stock Owned
Principal Stockholders:
FMR LLC(1)	3,733,530	12.34%
Invesco Ltd.(2)	2,987,847	9.88%
Shamrock Partners Activist Value Fund, L.L.C.(3)	2,394,312	7.91%
Capital World Investors(4)	1,796,000	5.94%
Directors, Nominees and Executive Officers:
Steven L. Barnett(5)	190,982	*
Ulysses L. Bridgeman, Jr.(6)	15,591	*
Harry W. Buckley(5)	29,070	*
Rodman L. Drake(6)	25,890	*
Daniel P. O’Brien(5)	46,194	*
Peter F. Reilly	—	*
Margaret Milner Richardson(6)	20,472	*
Louis P. Salvatore(6)	29,946	*
James C. Spira(6)	20,316	*

Directors and Executive Officers as a group (8 persons)	396,086	1.31%

(1)

Reflects beneficial ownership of 3,733,530 shares of Common Stock by FMR LLC (“FMR”), Edward C. Johnson 3d (“Mr. Johnson”) and Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR as derived solely from information reported in a Schedule 13G/A under the Exchange Act filed by FMR, Mr. Johnson and Fidelity with the SEC on June 10, 2009. Certain of the shares listed above are beneficially owned by FMR subsidiaries and related entities. The Schedule 13G/A discloses that FMR had sole voting power over 440,980 shares and sole dispositive power over 3,733,530 shares and that Mr. Johnson has sole dispositive power over 3,733,530 shares. The Schedule 13G/A states that Mr. Johnson and various family members, through their ownership of FMR voting common stock and the execution of a shareholders’ voting agreement, may be deemed to form a controlling group with respect to FMR. The Schedule 13G/A indicates that 3,292,550 shares are beneficially owned by Fidelity as a result of acting as an investment adviser to several investment companies (“ICs”). The ownership of one investment company, Fidelity Low Priced Stock Fund, amounted to 2,150,050 shares. Mr. Johnson, FMR, through its control of Fidelity, and the ICs each had sole dispositive power over all such shares. Neither Mr. Johnson nor FMR had sole voting power over such shares, as such power resides with the ICs’ respective Boards of Trustees and is carried out by Fidelity under written guidelines established by such Boards. The Schedule 13G/A also indicates that 434,900 shares are beneficially owned by Pyramis Global Advisors Trust Company (“PGATC”), an indirectly wholly owned subsidiary of FMR, as a result of its serving as investment manager to institutional accounts owning such shares. Mr. Johnson and FMR, through its control of PGATC, each had sole dispositive power and sole voting power over such shares. The Schedule 13G/A also indicates that

6,080 shares are beneficially owned by FIL Limited (“FIL”). Partnerships controlled predominantly by members of the family of Mr. Johnson, Chairman of FMR and FIL, or trusts for their benefit, own shares of FIL voting stock with the right to cast approximately 47% of the total votes which may be cast by all holders of FIL voting stock. The principal business address for FMR, Mr. Johnson, Fidelity and Fidelity Low Priced Stock Fund is 82 Devonshire Street, Boston, Massachusetts 02109. The principal business address for PGATC is 900 Salem Street, Smithfield, Rhode Island 02917. The principal business address of FIL is Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda. Percent of Common Stock Owned is based on the assumption that FMR, Mr. Johnson and Fidelity held 3,733,530 shares of Common Stock as of June 30, 2009.

(2)	Reflects beneficial ownership of 2,987,847 shares of Common Stock by Invesco Ltd. (“Invesco”) and its subsidiaries Invesco Trimark Ltd. (“Invesco Trimark”), Invesco National Trust Company (“Invesco National Trust”) and Invesco PowerShares Capital Management LLC (“Invesco PowerShares” and, collectively, the “Invesco Group”), as derived solely from information reported in a Schedule 13G/A under the Exchange Act filed by the Invesco Group with the SEC on July 10, 2009. Such Schedule 13G/A indicates that sole voting power and sole dispositive power is held over 2,969,618 shares by Invesco Trimark and 5,474 shares by PowerShares and that sole dispositve power is held over 12,755 shares by Invesco National Trust. The principal business address for the Invesco Group is 1555 Peachtree Street NE; Atlanta, GA 30309. Percent of Common Stock Owned is based on the assumption that the AIM Group held 2,987,847 shares of Common Stock as of June 30, 2009.
(3)	Reflects beneficial ownership of 2,394,312 shares of Common Stock by Shamrock Partners Activist Value Fund, L.L.C. (“Shamrock Partners”), Shamrock Activist Value Fund GP, L.L.C. (the “General Partner”), Stanley P. Gold (“Mr. Gold”), Dennis A. Johnson (“Mr. Johnson”) and Shamrock Activist Value Fund, L.P. (“SAVF”) derived solely from information reported in a Schedule 13D/A under the Exchange Act filed by Shamrock Partners, the General Partner, Mr. Gold, Mr. Johnson and Shamrock Activist Fund with the SEC on July 6, 2009. Such Schedule 13D/A indicates that sole voting power and sole dispositive power is held over 2,394,312 shares by Shamrock Partners. The Schedule 13D/A indicates that shared voting power and shared dispositive power is held over 2,394,312 shares by each of the General Partner and SAVF. The principal business address for Shamrock Partners, the General Partner and SAVF is 4444 Lakeside Drive, Burbank, CA 91505. Percent of Common Stock Owned is based on the assumption that Shamrock Partners, the General Partner and SAVF held 2,394,312 shares of Common Stock as of June 30, 2009.
(4)	Reflects beneficial ownership of 1,796,000 shares of Common Stock by Capital World Investors, a division of Capital Research and Management Company, as derived solely from information reported in a Schedule 13G/A under the Exchange Act filed by Capital World Investors with the SEC on February 13, 2009. Such Schedule 13G/A indicates that Capital World Investors has sole voting power and sole dispositive power over all 1,796,000 shares. The principal business address for Capital World Investors is 333 South Hope Street, Los Angeles, CA 90071. Percent of Common Stock Owned is based on the assumption that Capital World Investors held 1,796,000 shares of Common Stock as of June 30, 2009.
(5)	Shares beneficially owned include shares of Common Stock subject to options that are exercisable or that will become exercisable within 60 days of June 30, 2009: Mr. O’Brien, 25,581; and Mr. Barnett, 177,803.
(6)	Shares beneficially owned by non-employee directors include RSUs granted under the Jackson Hewitt Tax Service Inc. Amended and Restated 2004 Equity and Incentive Plan, as may be amended from time to time: Mr. Bridgeman, 14,091; Mr. Drake, 24,890; Ms. Richardson, 19,972; Mr. Salvatore, 27,946; and Mr. Spira, 15,316. Each RSU is payable in one share of Common Stock within 60 days immediately following such Director’s retirement or separation of service from the Board of Directors for any reason. The number of shares beneficially owned by Mr. Drake includes 400 shares of common stock held in a trust of which Mr. Drake is the trustee. Mr. Drake disclaims beneficial ownership of such shares.
*	Shares beneficially owned by such Director or executive officer comprise less than one percent (1%) of the Common Stock outstanding.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers and Directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the NYSE. Officers, Directors and greater than ten percent beneficial owners are required to furnish the Company with copies of all Forms 3, 4 and 5 they file.

Based solely on the Company’s review of the copies of such forms it has received, the Company believes that all of its officers, Directors and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to transactions during fiscal 2009.

EXECUTIVE OFFICERS

The executive officers of the Company as of the date of this Proxy Statement are set forth in the table below. All executive officers are appointed at a meeting of the Board of Directors. Each executive officer is appointed by the Board to hold office until his or her successor is duly appointed and qualified. On June 4, 2009, the employment of Michael C. Yerington, the Company’s president and chief executive officer, was terminated. On that date, the Company also announced the appointment of Harry W. Buckley as the Company’s president and chief executive officer. On March 12, 2009, the employment of Douglas K. Foster, the Company’s chief marketing officer, was terminated. On November 3, 2008, Mark L. Heimbouch, the Company’s senior executive vice president and chief operating officer, departed from the Company.

Name	Age	Position
Harry W. Buckley	64	President and Chief Executive Officer
Daniel P. O’Brien	55	Executive Vice President, Chief Financial Officer and Treasurer
Steven L. Barnett	44	Executive Vice President, General Counsel and Corporate Secretary

Biographical information for Mr. Buckley, who also serves as a Director, is set forth under the heading “Board of Directors—Biographical Information for the Nominees” on page 4. Biographical information concerning all other executive officers is set forth below.

Daniel P. O’Brien has served as our executive vice president, chief financial officer and treasurer since January 2008. From May 2007 to December 2007, Mr. O’Brien pursued personal interests. From May 2005 to May 2007, Mr. O’Brien was senior vice president and chief financial officer of Hawaiian Telcom Communications, Inc., a full-service telecommunications provider in Hawaii. After Mr. O’Brien’s employment with Hawaiian Telcom Communications, Inc. had ended, Hawaiian Telcom Communications, Inc. filed for Chapter 11 bankruptcy protection on December 1, 2008. In April 2005, Mr. O’Brien pursued personal interests. From May 2003 to March 2005, Mr. O’Brien served as executive vice president and chief financial officer of Global Crossing Limited, a communications solution provider of internet protocol and other network services. From June 2000 to February 2003, Mr. O’Brien was the executive vice president and chief financial officer of Genuity Corporation, a provider of internet protocol (IP) and other wireless communication services. Prior to Genuity, Mr. O’Brien spent 17 years in various roles at GTE Corporation, a telecommunications provider, including from May 1998 to June 2000, during which he was GTE’s executive vice president and chief financial officer.

Steven L. Barnett has served as our executive vice president, general counsel and corporate secretary since July 2005. From May 2004 to July 2005, Mr. Barnett served as the Company’s senior vice president, general counsel and corporate secretary. Prior to 2004, Mr. Barnett served as general counsel for several companies, including NRT Incorporated, the nation’s largest residential real estate brokerage company. Mr. Barnett was also a corporate attorney at the law firm of Skadden, Arps, Slate, Meagher & Flom LLP from 1989-1997.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

As described more fully under the heading “Committees of the Board—Compensation Committee” on page 7, the Compensation Committee of the Board of Directors is responsible for administering the Company’s executive officer compensation policies and programs. For a discussion of the Compensation Committee’s use of consultants and the role of executive officers in determining or recommending the amount or form of executive officer and director compensation, see “Committees of the Board—Compensation Committee—Role of Compensation Consultants” on page 8 and “Committees of the Board—Compensation Committee—Role of Executive Officers” on page 8, respectively.

Executive Officer Compensation Philosophy for Fiscal Year 2009

The Company’s executive officer compensation philosophy for fiscal year 2009 was to compensate executive officers for supporting the following primary business objectives:

•	returning the Company to appropriate levels of performance in fiscal year 2009;

•	aligning the interests of executive officers with the long-term interests of stockholders;

•	providing competitive levels of compensation conditioned on the attainment of specified performance targets; and

•	attracting, motivating and retaining the highest level of executive officer talent.

Recent Action

The Company’s operating results for fiscal year 2009, as reported in the Company’s Annual Report on Form 10-K for the year ended April 30, 2009, were disappointing to the Compensation Committee (and the other members of the Board who frequently participated in Compensation Committee meetings). As reported in the Annual Report, the Company’s net income for fiscal year 2009 was $19.5 million, or $0.68 per diluted share, versus $32.4 million, or $1.09 per diluted share for fiscal year 2008. In light of this performance, the Company took the following material steps relative to executive compensation:

•

The Company’s performance for fiscal year 2009 resulted in (i) no cash bonuses being awarded pursuant to the bonus program adopted by the Compensation Committee for fiscal year 2009 (and the Compensation Committee did not otherwise award any such bonuses) and (ii) all performance-based equity awards being forfeited;

•

Beginning in January 2009, the Compensation Committee started working with the Company’s compensation consultant, Johnson Associates, to refine the Company’s executive compensation philosophy and mechanics; and

•

In June 2009, the Company hired Mr. Buckley to replace the Company’s former president and chief executive officer and approved an employment agreement for Mr. Buckley with a finite term and more reasonable compensation and severance benefits.

Executive Officer Compensation Philosophy for Fiscal Year 2010

The Company’s refined executive officer compensation philosophy for fiscal year 2010 is to compensate executive officers (at a level not to exceed the median total compensation paid by the Company’s peer group) for supporting the following primary business objectives:

•	demonstrating that the Company’s turnaround is in process;

•	aligning the interests of executive officers with the long-term interests of stockholders;

•

providing competitive levels of compensation provided that the Company’s operating results evidence meaningful improvement and that the executive officers satisfy performance and personal objectives designed to contribute to the Company’s long-term success; and

•	attracting, motivating and retaining the highest level of executive officer talent.

The elements of the Company’s executive compensation for fiscal year 2010 will include base salary, annual performance bonuses, long-term equity incentive awards and certain other benefits. The annual performance bonus consists of cash-based compensation and the long-term equity incentive awards consist of stock-based compensation. The annual performance bonus and long-term equity incentive awards will be awarded generally as follows:

•

Annual performance bonuses for fiscal year 2010 will be awarded (if at all) from an executive management bonus pool funded with a portion of the improvement above a pre-determined threshold of the Company’s EBITDA (calculated consistent with GAAP) over fiscal year 2009, with greater improvement above the threshold resulting in a larger bonus pool but maintaining an appropriate sharing of the improved results between the Company’s stockholders and executive management. The fiscal year 2010 executive management bonus program will result in bonuses funded based upon the achievement of performance goals and varies by executive officer. The attainment of these performance goals is designed to be difficult to achieve. In addition, the guidelines for distributing funded bonuses to executive officers provide that such bonuses should be distributed 50% based on the achievement of the EBITDA target, 30% based on the growth in the number of tax returns processed by the Company and 20% based on the achievement of personal objectives.

•

Long-term equity incentive awards, if any, for the Company’s executive officers for fiscal year 2010 will vest after three years provided that the Company achieves a pre-determined EBITDA target for fiscal year 2012. Any such awards will be in the form of one-half restricted stock and one-half stock options. The Compensation Committee believes that the “cliff” performance vesting structure of these awards will encourage the Company’s executive officers to focus on sustainable, long-term improvement in the Company’s performance.

While not pleased with the Company’s performance in fiscal year 2009, the Compensation Committee believes that its approach to executive compensation will encourage and reward a sustainable turnaround of the Company’s business. The Compensation Committee carefully considered possible metrics upon which incentive compensation would be paid to the Company’s executive officers for fiscal year 2010, and the Compensation Committee determined that EBITDA (calculated consistent with GAAP) provided the best measure of the Company’s performance responsive to management control. The Compensation Committee believes that the executive compensation plan for fiscal year 2010 outlined above is sensitive to market positioning and percentiles, will provide compensation consistent with performance, focuses on stretch goals, and is designed to support a sustainable turnaround of the Company’s business.

Terms of Employment

The Compensation Committee believes that in the current environment written employment contracts should be used sparingly and has adopted a policy to eliminate the automatic renewal of existing contracts. It further believes that the level of severance benefits provided by previously executed contracts are no longer in the best interests of the Company and its stockholders. The Committee is committed to effect a transition to terms of employment that are consistent among executives and achieve the desired goals of retaining the best possible executive officer talent and obtaining post employment confidentiality, non-competition, non-disparagement and non-solicitation covenants from the executive officers.

For further information on the executive officer’s employment agreements and arrangements, see “Employment Agreements and Arrangements” on page 25.

Components of Executive Officer Compensation

The principal elements of the Company’s executive officer compensation arrangements include base salary, annual performance bonuses, long-term equity incentive awards, severance benefits and other benefits, including participation in the Company’s 401(k) plan and non-qualified deferred compensation plan and certain perquisites. The Company’s executives also participate in certain other benefits, such as general health, life, and disability insurance plans, most of which are available to all salaried employees. The base salary reflects the value the executive officer brings to the Company on a day-to-day basis. The annual performance bonuses are designed to reward achievements during a given year, and the long-term equity incentive awards serve to drive performance that reflects stockholder interests, provide rewards commensurate with investor returns, and better attract and retain top talent. Severance benefits and the Company’s 401(k) plan and non-qualified deferred compensation plan provide some measure of financial security. Perquisites are designed to attract and retain talented employees. The Compensation Committee determines the appropriate mix of these elements based on job responsibilities, competitive market considerations, and performance and talent assessments. Although the Compensation Committee has not established specific ratios for each of the compensation elements, it strives to maintain a reasonable and competitive balance between the fixed and variable components.

Base Salary. The Company provides base salaries to executive officers to attract and retain talent, provide competitive compensation for the performance of the executive officer’s basic job duties, and recognize individual contributions to the Company’s financial performance. Salary levels are typically considered annually as part of the Company’s performance review process as well as upon a promotion or change in job responsibility. During its review of base salaries for executive officers, the Compensation Committee primarily considers market data provided by compensation consultants, an internal review of the executive officers’ compensation, both individually and relative to other executive officers, and the individual performance of the executive officer. Merit based increases to salaries of executive officers other than the chief executive officer are based on an assessment of the individual’s performance by the Compensation Committee, the chief executive officer and the senior vice president—Human Resources. The chief executive officer’s performance is evaluated by the Board of Directors. Base salaries for executive officers are determined based on the individual’s position and responsibility and by using market data, subject to each executive officer’s employment arrangement.

On June 4, 2009, in connection with the commencement of his employment, the Board approved a base salary for Mr. Buckley of $500,000. In addition, the Board awarded Mr. Buckley a $100,000 signing bonus, $50,000 of which has been paid and the second $50,000 of which is due on the one year anniversary of the date the employment agreement was executed, subject to Mr. Buckley’s continued employment on such date. Effective November 3, 2008, the base salary for Mr. O’Brien was increased from $328,250 to $403,250. Fiscal 2010 base salaries for the executive officers are currently under review by Mr. Buckley and the Compensation Committee.

Annual Performance Bonuses. The Company provides an annual performance bonus opportunity to executive officers to promote high performance and achievement of corporate goals by executive officers and encourage the growth of stockholder value. Annual performance bonuses are awarded pursuant to the Jackson Hewitt Tax Service Inc. Amended and Restated 2004 Equity and Incentive Plan (the “Equity and Incentive Plan”), which was approved by the Company’s stockholders at the 2006 annual meeting of stockholders. The Equity and Incentive Plan gives the Compensation Committee the latitude to design cash and stock-based incentive compensation programs based on the attainment of certain performance goals. The establishment of these performance goals communicates to executive officers the key accomplishments the Compensation Committee wishes to reward and ensures that overall executive officer compensation correlates with the Company’s goals. Historically, the Compensation Committee has issued cash awards to executive officers for annual performance bonuses.

Annual performance bonus targets are based on a percentage of each executive officer’s base salary as determined based on the individual’s position and responsibility and by using market data, subject to each executive officer’s employment arrangement. In fiscal year 2009, the target payout levels as a percentage of base salary for Messrs. O’Brien and Barnett were 80% and 80%, respectively. For fiscal year 2010, the target payout level for Mr. Buckley is 80%, and the target payout levels for Messrs. O’Brien and Barnett remain unchanged from fiscal year 2009. The employment agreement for Mr. Barnett also provides that he must be provided with an annual bonus opportunity of not less than 200% of target bonus. Bonus payments are subject to the approval of the Compensation Committee, and in the case of Mr. Buckley, the Board of Directors. The bonus for the executive officers is based on attainment of Company performance targets and individual performance goals. Performance is measured against pre-established performance goals and the executive officer’s individual performance determined by the chief executive officer, or in the case of the chief executive officer, by the Board. Under the Equity and Incentive Plan, the Compensation Committee, in its sole discretion, may also award discretionary performance bonuses based upon the achievement of annual individual and Company-wide goals.

Annual Performance Bonuses Fiscal Year 2009.

In July 2008, the Compensation Committee adopted a plan to award annual performance bonuses based on the Company’s short-, medium- and long-term objectives. Under this plan, annual performance bonus awards are awarded based upon the Company’s and each executive officer’s performance as measured in three areas: the Company’s financial results, the Company’s business building results and the executive officer’s strategic leadership results. Each of the three core areas includes weighted categories in which each contain specific metrics and goals. The key metrics/goals for fiscal year 2009 were as follows:

	Financial	Business Building	Strategic/Leadership
Metrics	• Earnings per share • EBITDA • Revenue	• Customer retention • Marketing • New products • Same store sales	• Strategic Plan • Communication of strategy • Stakeholder relationships

Focus	• Short-term • More objective	• Short- to Medium-term • Objective and subjective	• Long-term • More subjective

The attainment of the metrics and goals within each category were designed to be moderately difficult to achieve. The sum of the category weightings funds a pool and the executive officer’s contribution to the applicable metrics determines each executive officer’s incentive. For fiscal year 2009, the weightings assigned to each of the three main areas were as follows: 50% weight on the Company’s financial results, 25% weight on the Company’s business building results and 25% weight on the executive officer’s strategic leadership results.

The Company’s performance for fiscal year 2009 resulted in no cash bonuses being awarded pursuant to the bonus program adopted by the Compensation Committee for fiscal year 2009 (and the Compensation Committee did not otherwise award any such bonuses).

Annual Performance Bonuses Fiscal Year 2010.

For information on the Company’s annual performance bonus plan for fiscal year 2010, see “Executive Officer Compensation Philosophy for Fiscal Year 2010” on page 14.

Long-Term Equity Incentive Awards. The Company offers long-term equity incentive awards to executive officers to reward them for the Company’s performance over a period of time, typically three to five years, and to better attract and retain top talent. This long-term incentive program is structured to align the financial interests of the executive officers with those of the stockholders. The Compensation Committee believes that equity-based compensation ensures that the executive officers have a continuing stake in the long-term success of the Company. Long-term equity incentive awards are granted pursuant to the Equity and Incentive Plan which provides for, among other things, stock options, restricted stock, RSUs, stock appreciation rights and other equity based awards. Eligibility for equity awards, the number of shares underlying each award and the terms and conditions of each award for all of the executive officers other than Mr. Buckley is determined by the

Compensation Committee after input from Johnson Associates, the senior vice president—Human Resources and the chief executive officer. The Board of Directors makes these determinations for Mr. Buckley after input from its compensation consultant.

The long-term equity incentive awards consist of shares of restricted stock and stock options. Awarding shares of restricted stock and stock options is designed to promote the growth of the Company’s stock price by offering executive officers a financial stake in the Company as well as promoting the interests of the Company and its stockholders through the attraction and retention of experienced and capable leaders. The Compensation Committee believes that executive officers having a financial stake in the Company will be motivated to put forth sustained effort on behalf of the Company’s other stockholders to support the continuous growth of the Company’s stock price. Equity award levels may vary based on market data and among executive officers based on their positions within the Company. Certain long-term equity awards granted to executive officers are time-based vesting (the “Time-Based Vesting Awards”). Certain other awards granted to executive officers are performance and time-based vesting (the “Performance-Based Vesting Awards”), and only vest if the Company achieves certain pre-established financial metrics, and if those financial metrics are attained, the awards vested over a period of time.

Long-Term Equity Incentive Awards Fiscal Year 2009.

Due to the Company’s failure to achieve the required performance vesting criteria during fiscal year 2009, all of the Performance-Based Vesting Awards awarded to executive officers on July 17, 2008, have been forfeited.

Long-Term Equity Incentive Awards Fiscal Year 2010.

On July 17, 2009, the Compensation Committee granted Performance-Based Vesting Awards to the executive officers. Messrs. Buckley, O’Brien and Barnett were granted stock options for [            ] shares, [            ] shares and [            ] shares, respectively. The exercise price of these stock options is $[            ], which was the NYSE closing price of the Common Stock on the date of the grant. The options will expire on July 17, 2019. Messrs. Buckley, O’Brien and Barnett were also granted shares of restricted stock as follows: Mr. Buckley, [            ] shares; Mr. O’Brien, [            ] shares; and Mr. Barnett, [            ] shares. These stock options and shares of restricted stock will vest after three years provided that the Company achieves a pre-determined EBITDA target for fiscal year 2012. In addition to the Company achieving its pre-determined EBITDA target for fiscal year 2012, vesting is subject to the executive being employed by the Company at the time the Company achieves such financial target in 2012, except in the case of Mr. Buckley, who needs only to have been employed through June 4, 2011, the original term of his employment agreement.

Additional Long-Term Equity Incentive Award Grants

On June 4, 2009, in connection with the commencement of his employment with the Company, the Compensation Committee granted Mr. Buckley stock options for 48,934 shares. The exercise price of the stock options is $4.30, which was the NYSE closing price of the Common Stock on the date of the grant. The stock options will expire on June 4, 2019. Mr. Buckley was also granted 29,070 shares of restricted stock. The stock options and shares of restricted stock are subject to a two year vesting period that commenced on the date of grant, subject to continued employment on the vesting date.

Severance Benefits. The Company provides severance benefits to executive officers as a retention incentive and to ensure that in a potential change-in-control situation that could benefit the Company’s stockholders, members of the Company’s management are personally indifferent to the outcome of the transaction and work to secure the best possible outcome for the Company’s stockholders. The Compensation Committee has approved the elements of the severance benefits because the Compensation Committee believes that these elements are customary components of competitive severance programs. The severance and change-in-control payments due to executive officers are described under the heading “Potential Payments Upon Termination or Change in Control” on page 29.

Other Benefits. The Company provides executive officers with other benefits, including participation in the Company’s 401(k) plan and non-qualified deferred compensation plan and certain perquisites. The Company offers a 401(k) plan and non-qualified deferred compensation plan to executive officers to provide an element of security in the executive officers’ post-retirement years. The Company’s 401(k) plan allows executive officers to defer a portion of their compensation and provides a match of up to 6% of an executive officer’s contribution, subject to Internal Revenue Service regulations. The executive officers are also entitled to participate in the Company’s nonqualified deferred compensation plan. Pursuant to the Nonqualified Deferred Compensation Plan, executive officers can defer up to 100% of their annual performance bonus, and the Company matches 100% of the first 8% of an executive officer’s contribution. The nonqualified deferred compensation plan is discussed in further detail under the heading “Nonqualified Deferred Compensation in Fiscal 2009” on page 28. The Company’s matching contributions to the 401(k) plan and the Nonqualified Deferred Compensation Plan are included in the All Other Compensation Column in the Summary Compensation Table on page 22. As no annual performance bonuses were awarded to executive officers during fiscal year 2009, there were no deferrals by executive officers nor matching contributions by the Company. The Company believes that offering these benefits to its executive officers keeps it competitive in the market for qualified senior-level executive talent. There are no other supplemental retirement benefits.

The Company also provides executive officers with certain perquisites, reflected in the All Other Compensation Column in the Summary Compensation Table on page 22, that the Company and the Compensation Committee believe are reasonable and consistent with the Company’s overall compensation program to better enable the Company to attract and retain superior employees for key positions. The Company believes that these benefits generally allow the executive officers to work more efficiently. The costs of these benefits constitute only a small percentage of each executive officer’s total compensation and, in addition to Company matching contributions to the 401(k) plan and nonqualified deferred compensation plan, these costs include premiums paid on group term life insurance policies. The Company also offers certain perquisites and other personal benefits to certain executive officers consisting of a car for commutation and other personal transportation with an associated tax gross-up, financial planning and related services, an executive physical and identity theft protection. The Compensation Committee periodically reviews the levels of these benefits and it tries to structure these benefits to be competitive with the market.

Benchmarking

The Company uses a peer group of companies as a reference for determining competitive total compensation packages. The Compensation Committee, with the assistance of Johnson Associates, established this peer group in 2006 and periodically reviews its members to ensure that it is still pertinent for comparison purposes. For fiscal year 2009, the peer group was modified to consist of the following companies: H&R Block Inc., Intuit Inc., Papa John’s International, Ruby Tuesday, QC Holdings, Inc., Advance America, Cash Advance Centers, Inc., Cash America International Inc., CBIZ, Inc., MoneyGram International, Inc., Dollar Financial Corp., EZCORP, Inc., World Acceptance Corp., First Cash Financial Services, Inc. and The Princeton Review, Inc.

The companies in the comparator group consist of three primary business industries: franchisors, tax services and lending/money transfer. For fiscal 2009, the Compensation Committee chose the 75th percentile of the comparator group as a reference point with respect to total compensation. For fiscal 2010, the Compensation Committee determined that the Company falls into the 25th percentile to median level of the comparator group with respect to financial performance (market cap, revenues, etc.). For fiscal 2010, the Compensation Committee used this comparator data as a reference to determine the appropriate level of compensation for the Company’s executives based upon varying levels of performance and not to exceed the median level of total compensation of the comparator group. Typically, the Compensation Committee first obtains target total compensation for each executive officer position in order to gain insights and understanding of current market practice. A compensation consultant from Johnson Associates assisted the Compensation Committee in gathering and analyzing the data. This market information is used to aid the Compensation Committee in establishing internal pay ranges for each executive officer. The Compensation Committee then evaluates current internal levels of pay against these benchmarks, internal equity considerations, and financial affordability to construct total compensation ranges that reflect competitive practice and allow for differentiation in levels of pay with respect to individual performance.

Equity Grant Practices

While the Company’s Equity and Incentive Plan does not specify when equity awards are to be granted, equity awards have generally been granted at a Compensation Committee meeting held within sixty days after the end of the fiscal year, and in the case of performance vesting equity awards, after approval of the Company’s fiscal year financial targets. However, due to the change in the Company’s chief executive officer on June 4, 2009, equity awards for fiscal 2010 were granted on July 17, 2009, after Mr. Buckley had time to review the Company’s budget and work with the Compensation Committee and compensation consultant. It is the practice of the Compensation Committee to grant equity awards after the public release of any material information. In addition, in the event a new officer is hired or an existing employee is promoted during the year, a grant may be made at the time of his or her commencement of employment or promotion. Such grants are typically awarded at the next subsequent quarterly meeting of the Compensation Committee following the commencement of employment or the promotion. Stock options are awarded at the NYSE closing price of the Common Stock on the date of the grant.

Stock options granted in June 2008 and after are generally exercisable with respect to one third of the shares on each of the first three anniversaries of the date of the grant, except that the stock options awarded to Mr. Buckley on June 4, 2009, in connection with his commencement of employment, are exercisable with respect to one half of the shares on each of the first two anniversaries of the date of the grant. All stock options expire on the ten year anniversary of the grant date, subject to continued employment on the vesting date. Restricted stock is awarded at the NYSE closing price of the Common Stock on the date of the grant. Generally, one third of the shares of restricted stock will vest on each of the first three anniversaries of the date of grant, subject to continued employment on the vesting date, except that with respect to the restricted stock awarded to Mr. Buckley on June 4, 2009, in connection with his commencement of employment, one half of the shares of restricted stock will vest on each of the first two anniversaries of the date of the grant, subject to continued employment on the vesting date. Vesting of performance-based equity awards are also subject to the Company’s achievement of the financial metric set as the benchmark for the award.

Long-term equity incentive awards for the Company’s executive officers for fiscal year 2010 will vest after three years provided that the Company achieves a pre-determined EBITDA target for fiscal year 2012. Any such awards will be in the form of one-half restricted stock and one-half stock options. The Compensation Committee believes that the “cliff” performance vesting structure of these awards will encourage the Company’s executive officers to focus on sustainable, long-term improvement in the Company’s performance. In addition to the Company achieving its pre-determined EBITDA target for fiscal year 2012, vesting is subject to the executive being employed by the Company at the time the Company achieves such financial target in 2012, except in the case of Mr. Buckley, who needs only to have been employed through June 4, 2011, the original term of his employment agreement.

The Compensation Committee sets the total size of the equity pool available and then, with input from the chief executive officer, evaluates potential grant recipients on a number of factors, including Company performance, individual performance, expected future contributions to the growth and development of the Company, the value of past awards, and the competitiveness of grants relative to the peer companies.

Accounting and Tax Considerations

Deductibility of Compensation. Section 162(m) of the Internal Revenue Code (the “Code”) limits the deduction for federal income tax purposes of certain compensation paid by any publicly held corporation to its chief executive officer and its four other highest compensated officers to $1.0 million per executive officer (the

“$1.0 million cap”). The $1.0 million cap does not apply to “performance-based” compensation as defined under Section 162(m). The Equity and Incentive Plan qualifies as a “performance-based” plan that is not subject to the $1.0 million cap. The Company believes that it is in the Company’s and stockholders’ best interests to maximize tax deductibility when appropriate and consistent with stockholder interests. The Compensation Committee may recommend for Board of Directors approval non-deductible compensation when it believes that such awards are in the best interest of the stockholders, balancing tax efficiency with long-term strategic objectives.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

James C. Spira, Chairman

Ulysses L. Bridgeman, Jr.

Rodman L. Drake

Summary Compensation Table

The table below summarizes the total compensation earned by each of the Company’s executive officers for the fiscal years ended April 30, 2009, 2008 and 2007.

Name and Principal Positions	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total ($)
Daniel P. O’Brien,	2009	365,542	500	40,624	73,542	—	40,784	520,992
Executive Vice President, Chief Financial Officer and Treasurer(4)	2008 2007	107,431 —	50,000 —	— —	9,166 —	— —	16,923 —	183,520 —

Steven L. Barnett,	2009	325,100	500	37,803	337,969	—	48,512	749,884
Executive Vice President, General Counsel and Corporate Secretary(5)	2008 2007	318,725 305,000	60,500 —	— —	378,372 304,168	— 114,375	42,830 51,961	800,427 775,504

Michael C. Yerington,	2009	500,000	—	301,944	379,252	—	54,838	1,236,034
Former President and Chief Executive Officer(6)	2008 2007	456,111 269,231	— —	70,139 —	279,587 95,833	— 131,250	240,808 189,852	1,046,645 686,166

(1)	The amounts reported represent the dollar amount recognized with respect to each of the executive officers as compensation costs for financial reporting purposes (excluding forfeiture assumptions) in accordance with SFAS No. 123R in the applicable fiscal year. The amounts include amounts attributable to awards granted during and before such fiscal year. Compensation cost for shares of restricted stock granted during fiscal 2009 and fiscal 2008 was recognized on a straight-line basis over the requisite service period with fair value measured by the NYSE closing price of the Common Stock on the date of grant. The weighted average assumptions used to determine compensation cost for stock options granted during fiscal 2009, fiscal 2008 and fiscal 2007 are included in “Note 13—Share-Based Compensation” to the Company’s audited consolidated financial statements for the fiscal year ended April 30, 2009, included in the Company’s Annual Report on Form 10-K filed with the SEC on July 2, 2009.
(2)	No annual performance bonuses were earned by any of the executive officers for fiscal years 2009 and 2008. The amounts reported for 2007 represent the annual performance bonus earned by each executive officer for fiscal year 2007 under the Company’s Equity and Incentive Plan. Such amounts were paid in June 2007.
(3)	The amounts reported for fiscal 2009 include the following: (a) perquisites and other personal benefits for: (i) Mr. O’Brien consisting of $9,392 for a car for commutation and other personal transportation and $10,000 for financial planning and related services; (ii) Mr. Barnett consisting of $16,885 for a car for commutation and other personal transportation and $7,500 for a perquisite allowance in lieu of financial planning and related services; and (iii) Mr. Yerington consisting of $12,603 for a car for commutation and other personal transportation, $13,330 for financial planning and related services and $6,038 for an executive physical; (b) matching contributions to the 401(k) plan for Messrs. O’Brien, Barnett and Yerington, respectively, of $15,395, $13,918 and $14,800; and (c) tax gross-ups for car for commutation and other personal transportation for Messrs. O’Brien, Barnett and Yerington, respectively, of $5,364, $9,643 and $7,197.

Perquisites and other personal benefits are valued on the basis of the aggregate incremental cost to the Company. The Company calculates the aggregate incremental cost to the Company for cars for commutation and other personal transportation as the cost of mileage for personal use of the car multiplied by the Internal Revenue Service standard mileage rate. Executives are taxed on the imputed income attributable to personal use of Company cars and receive tax assistance from the Company with respect to these amounts. The Company values the benefit for financial planning and related services based on either the actual charge for services provided by the Company approved financial planner or the cost to the Company of a stipend to executive officers to select their own service providers. The Company values the benefit for the executive physical based on the cost to the Company.

(4)	Effective November 3, 2008, the base salary for Mr. O’Brien was increased from $328,250 to $403,250. Mr. O’Brien commenced employment with the Company on January 2, 2008. The amount reported in the fiscal 2008 salary column represents a pro-rata portion of his $325,000 annual base salary based on the number of days Mr. O’Brien was employed by the Company during fiscal 2008. The amount reported in the fiscal 2009 bonus column represents a $500 holiday bonus paid to all full-time eligible employees (other than Mr. Yerington) in December 2008. The amount reported in the fiscal 2008 bonus column represents a $50,000 sign-on bonus.
(5)	The amount reported in the fiscal 2009 bonus column represents a $500 holiday bonus paid to all full-time eligible employees (other than Mr. Yerington) in December 2008. The amount reported in the fiscal 2008 bonus column represents a $60,000 discretionary bonus paid in July 2008 and a $500 holiday bonus paid to all full-time eligible employees (other than Mr. Yerington) in December 2007.
(6)	Mr. Yerington was president and chief executive officer of the Company until June 4, 2009, when his employment was terminated without cause. For additional information on the termination charge that the Company expects to record in the first quarter of fiscal 2010 related to Mr. Yerington’s termination, please see “Note 22 – Subsequent Event” to the Company’s audited consolidated financial statements for the fiscal year ended April 30, 2009, included in the Company’s Annual Report on Form 10-K filed with the SEC on July 2, 2009.

Grants of Plan-Based Awards in Fiscal 2009

The table below provides information about plan-based equity awards granted to the executive officers in fiscal 2009 and plan-based non-equity awards earned in fiscal 2009. The Company’s performance for fiscal year 2009 resulted in (i) no cash bonuses being awarded pursuant to the bonus program adopted by the Compensation Committee for fiscal year 2009 (and the Compensation Committee did not otherwise award any such bonuses) and (ii) all performance-based equity awards granted on July 17, 2008, being forfeited.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)	Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stocks or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (3)
		Target ($)	Threshold (#)	Target (#)	Maximum (#)
Daniel P. O’Brien	6/6/08	—	—	—	—	10,613	—	—	134,997
	6/6/08	—	—	—	—	—	15,101	12.72	45,001
	7/17/08	—	—	9,310	16,759	—	—	—	243,006
	7/17/08	—	—	12,162	21,892	—	—	—	81,000
		322,600	—	—	—	—	—	—	—

Steven L. Barnett	6/6/08	—	—	—	—	9,876	—	—	125,623
	6/6/08	—	—	—	—	—	14,052	12.72	41,875
	7/17/08	—	—	8,664	15,595	—	—	—	226,128
	7/17/08	—	—	11,318	20,372	—	—	—	75,376
		260,080	—	—	—	—	—	—	—

Michael C. Yerington	6/6/08	—	—	—	—	46,226	—	—	587,995
	6/6/08	—	—	—	—	—	65,772	12.72	196,001
	7/17/08	—	—	40,552	72,993	—	—	—	1,058,399
	7/17/08	—	—	52,973	95,351	—	—	—	352,799

(1)	Represents the potential payout range for annual performance bonuses under the Equity and Incentive Plan. The final amounts earned for fiscal 2009, which were all zero, can be found in the Summary Compensation Table on page 22 in the column entitled “Non-Equity Incentive Plan Compensation.” In fiscal 2009, the target payout levels as a percentage of base salary for Messrs. O’Brien and Barnett were 80% and 80%, respectively. For fiscal 2010, the target payout levels for Messrs. O’Brien and Barnett remain unchanged. There are no thresholds or maximums. See “Compensation Discussion and Analysis—Components of Executive Officer Compensation—Annual Performance Bonuses” on page 16 for additional information.
(2)	Represents the potential payout range for Performance-Based Vesting Awards consisting of both restricted stock and stock options under the Equity and Incentive Plan. For the July 17, 2008 grants, the first row of information in these three columns represents Performance-Based Vesting Awards consisting of shares of restricted stock and the second row of information represents Performance-Based Vesting Awards consisting of stock options. See “Compensation Discussion and Analysis—Components of Executive Officer Compensation—Long-Term Equity Incentive Awards” on page 17 and footnote 5 to the “Outstanding Equity Awards at 2009 Fiscal Year End” table on page 27 for additional information. Due to the Company’s failure to achieve the required performance vesting criteria during fiscal 2009, all of these Performance-Based Vesting Awards have been forfeited.
(3)	For shares of restricted stock, the fair value of each grant was measured by the NYSE closing price of the Company’s common stock on the date of grant. For Time-Based Vesting Stock Options, the assumptions used in the calculation of the fair value of each award are included in “Note 13—Share-Based Compensation” to the Company’s audited consolidated financial statements for the fiscal year ended April 30, 2009, included in the Company’s Annual Report on Form 10-K filed with the SEC on July 2, 2009.

Employment Agreements and Arrangements

Some of the compensation described in the above tables reflects the terms of the employment agreements and arrangements that the Company has entered into with several of the executive officers. The following summary identifies the material terms of these agreements and arrangements.

Harry W. Buckley

Mr. Buckley is subject to an Executive Employment Agreement with the Company dated July 13, 2009 (the “Buckley Employment Agreement”). Pursuant to the Buckley Employment Agreement, Mr. Buckley will serve as the Company’s president and chief executive officer, subject to the terms of the Buckley Employment Agreement, until June 4, 2011. The Buckley Employment Agreement provides for a base salary of $500,000 per year and makes Mr. Buckley eligible to receive a discretionary annual bonus pursuant to an executive compensation program to be established by the Compensation Committee. Under the Buckley Employment Agreement, Mr. Buckley received a signing bonus of $100,000, $50,000 of which was paid on the date the employment agreement was executed and $50,000 of which is payable no later than thirty (30) days after the first anniversary of the date the employment agreement; provided, however, that Mr. Buckley must continue to be employed by the Company pursuant to such agreement on such anniversary date in order to receive the second installment of the signing bonus. Mr. Buckley is also eligible to receive annual or periodic grants of long-term incentive awards, subject to the sole and complete discretion of the Board or the Compensation Committee, and upon such terms and conditions as determined by the Board or the Compensation Committee, and Mr. Buckley is entitled to participate in all present and future employee benefit, retirement and compensation plans generally available to employees of the Company, consistent with Mr. Buckley’s base salary and Mr. Buckley’s position with the Company. Mr. Buckley also will serve as a member of the Board during his employment, subject to re-election, and the Company will continue to re-nominate him for election to the Board during the Term. If requested by the Board, Mr. Buckley will resign from the Board upon the termination of his employment with the Company; provided, however, that Mr. Buckley may continue to serve as a director of the Company after such termination if he continues to be nominated and elected to serve.

The Buckley Employment Agreement provides that it may be terminated due to Mr. Buckley’s death, Disability, a Without Cause Termination, a Constructive Discharge, a Termination for Cause or a Resignation (as each term is defined in the Buckley Employment Agreement). See “Potential Payments Upon Termination or Change in Control” on page 29 for a description of the compensation and benefits that the Company is obligated to provide to Mr. Buckley upon the termination of the Buckley Employment Agreement.

Pursuant to the Buckley Employment Agreement, Mr. Buckley is obligated to maintain the confidentiality of information learned during the course of his employment during the period of his employment and thereafter. Additionally, during Mr. Buckley’s period of employment and for a limited time thereafter, he is prohibited from competing with the Company, making disparaging remarks about the Company and from soliciting any of the Company’s employees. The post termination period for these restrictive covenants is eighteen months for Mr. Buckley following the termination of Mr. Buckley’s employment due to a Without Cause Termination or a Constructive Discharge and one year following Mr. Buckley’s termination in all other cases. The Company has the right to seek injunctive relief to enforce these restrictive covenants.

Daniel P. O’Brien

On January 2, 2008, Mr. O’Brien was appointed to serve as the Company’s executive vice president and chief financial officer. Mr. O’Brien is employed on an “at will” basis as an employee of the Company. Pursuant to this employment arrangement, Mr. O’Brien receives a base salary, and he is eligible to receive an annual target bonus opportunity, subject to attainment of Company and individual performance goals, equal to a specified percentage of his base salary in the applicable year. Effective November 3, 2008, the base salary for Mr. O’Brien was increased from $328,250 to $403,250. In fiscal year 2009, the target payout level as a percentage of base salary for Mr. O’Brien was 80%, and the target payout level for Mr. O’Brien for fiscal year 2010 remains unchanged from fiscal year 2009. Mr. O’Brien is also eligible to receive annual or periodic grants of long-term incentive awards, subject to the sole and complete discretion of the Board or the Compensation Committee, and upon such terms and conditions as determined by the Board or the Compensation Committee, and Mr. O’Brien is entitled to participate in all present and future employee benefit, retirement and compensation plans generally available to employees of the Company, consistent with Mr. O’Brien’s base salary and Mr. O’Brien’s position with the Company. See “Potential Payments Upon Termination or Change in Control” on page 29 for a description of the compensation and benefits that the Company is obligated to provide to Mr. O’Brien upon the termination of Mr. O’Brien’s employment with the Company.

Steven L. Barnett

Mr. Barnett is subject to an Employment Agreement with the Company dated July 31, 2006 (the “Barnett Employment Agreement”). Pursuant to the Barnett Employment Agreement, Mr. Barnett will serve as the Company’s executive vice president and general counsel, subject to the terms of the Barnett Employment Agreement. The initial term of the Barnett Employment Agreement was three years, with an automatic extension of successive one year terms. The Barnett Employment Agreement provided him with a base salary in fiscal year 2009 of $325,100. The Barnett Employment Agreement provides Mr. Barnett with an annual target bonus opportunity, subject to attainment of Company and individual performance goals, equal to a specified percentage of his base salary in the applicable year, provided that Mr. Barnett must be provided with an annual bonus opportunity of not less than 200% of target bonus. In fiscal year 2009, the target payout level as a percentage of base salary for Mr. Barnett was 80%, and the target payout level for Mr. Barnett in fiscal year 2010 remains unchanged from fiscal year 2009. Under the Barnett Employment Agreement, Mr. Barnett is eligible to receive annual or periodic grants of long-term incentive awards, subject to the sole and complete discretion of the Board or the Compensation Committee, and upon such terms and conditions as determined by the Board or the Compensation Committee, and Mr. Barnett is entitled to participate in all present and future employee benefit, retirement and compensation plans generally available to employees of the Company, consistent with Mr. Barnett’s base salary and Mr. Barnett’s position with the Company.

The Barnett Employment Agreement provides that it may be terminated due to Mr. Barnett’s death, Disability, a Without Cause Termination, a Constructive Discharge, a Termination for Cause or a Resignation (as each term is defined in the Barnett Employment Agreement). See “Potential Payments Upon Termination or Change in Control” on page 29 for a description of the compensation and benefits that the Company is obligated to provide to Mr. Barnett upon the termination of the Barnett Employment Agreement.

Pursuant to the Barnett Employment Agreement, Mr. Barnett is obligated to maintain the confidentiality of information learned during the course of his employment during the period of his employment and thereafter. Additionally, during Mr. Barnett’s period of employment and for a limited time thereafter, he is prohibited from competing with the Company, making disparaging remarks about the Company and from soliciting any of the Company’s employees. The post termination period for these restrictive covenants is two years for Mr. Barnett following the termination of Mr. Barnett’s employment due to a Without Cause Termination or a Constructive Discharge and one year following Mr. Barnett’s termination in all other cases. The Company has the right to seek injunctive relief to enforce these restrictive covenants.

Outstanding Equity Awards at 2009 Fiscal Year End

The table below summarizes the outstanding option and stock awards held by each executive officer as of April 30, 2009.

	Option Awards								Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Name
Daniel P. O’Brien	20,548	(1)	82,192	(1)			12.97	03/06/18
	—		15,101	(2)			12.72	06/06/18
					21,892	(3)	14.50
									10,613	(4)	51,898
												16,759	(5)	81,952
Steven L. Barnett	45,757	(6)	—				17.00	06/25/14
	59,079	(7)	19,694	(7)			20.45	05/26/15
	21,872	(8)	21,873	(8)			32.59	05/25/16
	7,891	(9)	31,568	(9)			29.51	05/23/17
	—		14,052	(2)			12.72	06/06/18
					20,372	(3)	14.50
									9,876	(4)	48,294
												15,595	(5)	76,260
Michael C. Yerington	40,225	(10)	—				34.91	12/31/10
	67,644	(10)	—				29.51	06/04/11
	42,711	(10)	—				29.80	06/04/11
	65,772	(10)	—				12.72	06/04/11
					95,351	(3),(11)	14.50
												72,993	(5)(11)	356,936

(1)	These options were granted on March 6, 2008. The options vest 20% on the first, second, third, fourth and fifth anniversaries of the grant date, subject to continued employment on the vesting date.
(2)	These options were granted on June 6, 2008. The options vest one third on the first, second and third anniversaries of the grant date, subject to continued employment on the vesting date.
(3)	These Performance-Based Vesting Awards options were granted on July 17, 2008. The options vest one third on the first, second and third anniversaries of the grant date, subject to the satisfaction of the required performance vesting criteria during fiscal 2009 and continued employment on the vesting date. Due to the Company’s failure to achieve the required performance vesting criteria during fiscal 2009, all of these options were forfeited in June 2009.
(4)	These shares of restricted stock were granted on June 6, 2008. One third of the shares of restricted stock vested on the first anniversary of the grant date and one third of the shares of restricted stock will vest on each of the second and third anniversaries of the grant date, subject to continued employment on the vesting date.
(5)	These Performance-Based Vesting Awards shares of restricted stock were granted on July 17, 2008. One third of the shares of restricted stock vest on the first, second and third anniversaries of the grant date, subject to the satisfaction of the required performance vesting criteria during fiscal 2009 and continued employment on the vesting date. Due to the Company’s failure to achieve the required performance vesting criteria during fiscal 2009, all of these shares of restricted stock were forfeited in June 2009.
(6)	These options were granted on June 25, 2004 and vested 25% on the first, second, third and fourth anniversaries of the grant date.

(7)	These options were granted on May 26, 2005. The options vest 25% on the first, second, third and fourth anniversaries of the grant date, subject to continued employment on the vesting date.
(8)	These options were granted on May 25, 2006. The options vest 25% on the first, second, third and fourth anniversaries of the grant date, subject to continued employment on the vesting date.
(9)	These options were granted on May 23, 2007. The options vest 20% on the first, second, third, fourth and fifth anniversaries of the grant date, subject to continued employment on the vesting date.
(10)	Under the without cause termination provision of the employment agreement between the Company and Mr. Yerington, all of these stock options vested on June 4, 2009.
(11)	All of these stock options forfeited in June 2009.

Option Exercises and Stock Vested in Fiscal 2009

The table below summarizes the options exercised by each executive officer in fiscal 2009.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Daniel P. O’Brien	—	—	—	—
Steven L. Barnett	—	—	—	—
Michael C. Yerington(1)	—	—	—	—

(1)	On June 4, 2009, Mr. Yerington realized value of $234,848 in connection with the accelerated vesting on 54,616 time-based vesting shares of restricted stock.

Nonqualified Deferred Compensation in Fiscal 2009

The table below sets forth information with respect to the Company’s Nonqualified Deferred Compensation Plan for each of the executive officers in fiscal 2009.

Name	Executive Contributions in Last FY ($) (1)	Jackson Hewitt Contributions in Last FY ($) (1)	Aggregate Earnings in Last FY ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (3)
Daniel P. O’Brien	—	—	—	—	—
Steven L. Barnett	—	—	79	(19,277)	—
Michael C. Yerington	—	—	(749)	—	118,152

(1)	As no annual performance bonuses were awarded to executive officers during fiscal 2009, there were no deferrals by executive officers nor matching contributions by the Company.
(2)	None of the earnings in this column are included in the Summary Compensation Table because they were not preferential or above market.
(3)	Of the total amounts shown in this column, $105,000 represents the portion of Mr. Yerington’s annual performance bonus that he previously elected to defer. This amount has been included in the “Non-Equity Incentive Plan Compensation” (for 2007) column in the Summary Compensation Table in prior years’ proxy statements. The total amount shown in this column also includes matching contribution by the Company to the Company’s Nonqualified Deferred Compensation Plan for Mr. Yerington of $10,500. This amount has been included in the “All Other Compensation” column in the Summary Compensation Table in prior years’ proxy statements.

The Company’s Nonqualified Deferred Compensation Plan is a nonqualified, unfunded, deferred compensation plan under Section 409A of the Code. Only a select group of management, including the executive officers, is eligible for this plan. Pursuant to the Nonqualified Deferred Compensation Plan, executive officers can defer up to 100% of their annual performance bonus, and the Company matches 100% of the first 8% of such executive officer’s contribution. Participants can select one or more funds and can allocate their accounts in whole percentages. Participants may change their funds on a daily basis. The Company establishes individual, notional accounts for each employee who makes contributions to the Nonqualified Deferred Compensation Plan. A participant’s account is credited at least monthly based upon the change in the unit value attributable to the investment options selected by the Participant, less expenses. Participants are fully vested in the funds credited to their accounts at all times.

Upon enrollment in the Nonqualified Deferred Compensation Plan, the participant may elect when distributions are to begin and the form of distributions. The participant may elect to begin receiving distributions on July 1 of any calendar year that is twelve (12) months after the effective date of the participant’s participation in the Nonqualified Deferred Compensation Plan. The participant may also elect whether in the event of disability to receive payment at the elected fixed date or on the first day of the month following the date that is sixty (60) days following the date of the participant’s disability. Participants may elect to receive payment of distributions in either a lump sum or in annual installments over a period of two (2) to twenty (20) years. If the participant does not elect a time for distributions to begin or fails to make an election regarding the form of distributions, the Company will pay any distributions in a single lump sum on July 1 of the calendar year following the calendar year in which the individual’s separation of service (as defined in the Nonqualified Deferred Compensation Plan) occurs. A participant may change the date when distributions are to begin and the form of distributions provided that the change will not take effect until twelve (12) months from the date such change. The change must be submitted at least twelve (12) months prior to the date the payment or the first amount was scheduled to be paid and, except with respect to payments made due to disability, death or unforeseeable emergency (as defined in the Nonqualified Deferred Compensation Plan), the change must result in the redeferral of any payments to which the election relates for a period of at least five (5) years from the date such payment or the first amount would otherwise have been paid.

Despite any election that the participant may make, the Company will pay any distributions to the participant in a single lump sum on the earliest to occur of (i) the participant’s death (to be paid on the first day of the month that is sixty (60) days following such date of death), (ii) upon the participant’s separation of service for reasons other than retirement or disability (to be paid in July of the calendar year following the calendar year in which the participant’s employment with the Company terminates) or (iii) upon a change-in-control (to be paid on the first day of the month that is sixty (60) days following the date of the change-in-control). If a participant is a specified employee (as defined in the Nonqualified Deferred Compensation Plan), distributions will commence on the first day of the seventh calendar month following the participant’s separation from service. If a participant has an unforeseeable emergency, the Compensation Committee may, in its sole discretion, permit a lump sum distribution to the participant of all or a portion of the participant’s vested interest.

Potential Payments Upon Termination or Change in Control

This section describes the payments and benefits to which the named executive officers are entitled in various termination of employment scenarios. The amounts shown below assume that the executive officer’s termination of employment was effective as of April 30, 2009, the last day of our 2009 fiscal year. The dollar value of accelerated unvested equity awards is based on a price per share of Common Stock of $4.89, the closing market price of the Common Stock as of April 30, 2009. The amounts shown below are only estimates of the amounts which would be paid out to the executive officers upon their termination. The actual amounts to be paid out can only be determined at the time of such executive officer’s separation from the Company. The amounts do not include payments and benefits generally provided to salaried employees of the Company, including accrued salary and vested benefits under Company plans. No amounts are provided for Mr. Buckley since his employment with the Company commenced on June 4, 2009.

Mr. Buckley

Disability or Death. In the event of the termination of Mr. Buckley’s employment due to his Disability or death, the Company will pay him or his estate in a single payment a pro rata portion of his incentive compensation award in respect of the fiscal year in which the event occurred (paid at target level), provided that all performance targets relating to such award are attained. Upon the termination of his employment due to his

Disability or death, all of his outstanding and unvested stock options and any other equity awards or other incentive or compensation that is subject to vesting becomes immediately and fully vested and exercisable and all vested options remain exercisable for 24 months following such event.

Without Cause Termination and Resignation Due to Constructive Discharge. In the event that Mr. Buckley’s employment with the Company terminates due to a Without Cause Termination or a Constructive Discharge, the Company will pay Mr. Buckley in a single payment a cash severance benefit in an amount equal to (i) Mr. Buckley’s then-current base salary for the period (the “Continuation Period”) which is the longer of (A) the balance of the eighteen (18)-month period following the commencement of Mr. Buckley’s employment by the Company and (B) six (6) months; and (ii) a pro rata portion of the incentive compensation award at target level for the year in which the termination occurs, provided that all performance targets relating to such award are attained. If within six months following a change-in-control, Mr. Buckley’s employment with the Company terminates due to a Without Cause Termination or a Constructive Discharge, the Company will pay Mr. Buckley in a single payment a cash severance benefit in an amount equal to Mr. Buckley’s then-current base salary.

Additionally, in the event that Mr. Buckley’s employment with the Company terminates due to a Without Cause Termination or a Constructive Discharge, all of his outstanding and unvested stock options and any other equity awards or other incentive or compensation that is subject to vesting becomes immediately and fully vested and exercisable. All of Mr. Buckley’s options remain exercisable until the later of (i) December 31st of the year in which they would otherwise have expired or (ii) the 15th day of the 3rd month following the month in which they would have expired.

Upon the occurrence of a Without Cause Termination or a Constructive Discharge, Mr. Buckley is also entitled to continued coverage under all health and welfare plans for the executive officer and members of his immediate family, including medical and dental benefits, with the executive officer’s cost being no greater than the cost applicable to the executive officer had the executive officer been an active full time employee of the Company during such time. This coverage continues during the Continuation Period or for twelve months if the Without Cause Termination or Constructive Discharge occurred within six months following a change-in-control.

The severance payments described above are subject to Mr. Buckley executing a release of claims in the Company’s favor.

Termination for Cause and Resignation Other Than Due to Constructive Discharge. If Mr. Buckley’s employment with the Company terminates due to a Termination For Cause or a Resignation, Mr. Buckley has the right to exercise all outstanding vested stock options within twelve (12) months following such termination.

Mr. O’Brien

If Mr. O’Brien’s employment with the Company terminates without cause, the Company will provide him with 18 months of his then current base salary as severance. Accordingly, in the event of a without cause termination effective April 30, 2009, Mr. O’Brien is entitled to a cash severance benefit of $604,875. Mr. O’Brien also has the right to exercise all outstanding vested stock options during a period of (i) twelve (12) months following the termination of his employment for any reason whatsoever, other than death or disability; or (ii) twenty-four (24) months following the termination of his employment by reason of his death or disability.

Mr. Barnett

Disability or Death. In the event of the termination of Mr. Barnett’s employment due to his Disability or death, the Company will pay him or his estate in a single payment a pro rata portion of his incentive compensation award in respect of the fiscal year in which the event occurred (paid at target level). In the case of Mr. Barnett’s death, the incentive compensation award will not be prorated if his death occurs in the last four months of the fiscal year. Upon the termination of Mr. Barnett’s employment due to his Disability or death, all of

Mr. Barnett’s outstanding and unvested stock options and any other equity awards or other incentive or compensation that is subject to vesting becomes immediately and fully vested and exercisable and all vested options remain exercisable for 24 months following such event.

In the event of the termination of his employment due to Disability or death effective April 30, 2009, Mr. Barnett, or his estate, would have been entitled to receive a payment of $260,080 and accelerated unvested equity awards valued at $48,924.

Without Cause Termination and Resignation Due to Constructive Discharge. In the event that Mr. Barnett’s employment with the Company terminates due to a Without Cause Termination or a Constructive Discharge, the Company will pay Mr. Barnett in a single payment a cash severance benefit of 200% (299% if such event occurs within one year following a change-in-control) of the sum of his then current base salary plus target annual bonus and an amount equal to the incentive compensation award at target level for the year in which the termination occurs. Additionally, all of Mr. Barnett’s outstanding and unvested stock options and any other equity awards or other incentive or compensation that is subject to vesting becomes immediately and fully vested and exercisable. All of Mr. Barnett’s options remain exercisable until the later of (i) December 31st of the year in which they would otherwise have expired or (ii) the 15th day of the 3 rd month following the month in which they would have expired, except that options granted to Mr. Barnett after July 20, 2006 remain exercisable until the later of the foregoing and the second anniversary of the date of termination (subject to the original expiration date of the option).

Upon the occurrence of a Without Cause Termination or a Constructive Discharge, Mr. Barnett is also entitled to continued coverage under all health and welfare plans for him and members of his immediate family, including medical and dental benefits, for up to 24 months with his cost being no greater than the cost applicable to him had he been an active full time employee of the Company at such time. Mr. Barnett’s agreement also provides that if his employment with the Company is terminated other than due to a Termination For Cause or a Resignation, and if any payments or benefits that he receives with respect to his equity-based awards will be subject to the excise tax imposed on “excess parachute payments” under Section 4999 of the Code, the Company is obligated to pay to him an additional “gross-up” payment such that he will be made whole with respect to those payments or benefits under his equity-based awards. The severance payments described above are subject to Mr. Barnett executing a release of claims in the Company’s favor.

In the event of a Without Cause Termination or a Constructive Discharge effective April 30, 2009, Mr. Barnett is entitled to a cash severance benefit of $1,381,675 ($1,944,911 if the Without Cause Termination or Constructive Discharge occurs within one year following a change-in-control of the Company), accelerated unvested equity awards valued at $124,553 and medical and dental benefits valued at $35,925.

Termination for Cause and Resignation Other Than Due to Constructive Discharge. If Mr. Barnett’s employment with the Company is terminates due to a Termination For Cause or a Resignation, Mr. Barnett has the right to exercise all outstanding vested stock options within twelve (12) months following such termination.

Mr. Yerington

On June 4, 2009, Mr. Yerington’s employment with the Company was terminated without cause. Under the without cause termination provision of his employment agreement, Mr. Yerington received (i) a cash severance payment of $2,800,000; (ii) the accelerated vesting of 215,258 equity-based awards; (iii) the extension of up to one year in the post-termination right to exercise stock options; and (iv) continued coverage under the Company’s health and welfare plans at employee rates for up to twenty (24) months.

Mr. Foster

On March 12, 2009, the employment of Mr. Foster, the Company’s chief marketing officer, was terminated. In connection with executing a release of claims in the Company’s favor, Mr. Foster will receive a total cash payment of $310,992, which shall be paid in 12 equal monthly payments.

DIRECTOR COMPENSATION

The table below summarizes the compensation earned by the Company’s non-employee directors during fiscal 2009. Each of the Directors below served for the entire fiscal year. The Board of Directors presently consists of six members and all current members of the Board of Directors have been nominated for election. The Board is also nominating Peter F. Reilly to serve as a Director. The Board will increase the number of Directors on the Board from six to seven if all nominees to serve as director are elected. Members of the Board of Directors who are also officers or employees of the Company do not receive compensation for serving as a director (other than reimbursement of travel-related expenses for meetings held outside of our corporate headquarters).

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	All Other Compensation ($) (3)	Total ($)
Ulysses L. Bridgeman, Jr.(4)	$42,500	$42,500	$5,446	$90,446
Rodman L. Drake(4)	—	$85,000	$9,162	$94,162
Margaret Milner Richardson(5)	$43,600	$65,400	$7,481	$116,481
Louis P. Salvatore(6)	—	$105,000	$9,847	$114,847
James C. Spira(7)	$47,500	$47,500	$5,859	$100,859

(1)	Messrs. Bridgeman and Spira receive 50% of their retainer and fees in cash and 50% in RSUs. Messrs. Drake and Salvatore elected to receive all of their retainer and fees in RSUs. Ms. Richardson elected to receive 40% of her retainer and fees in cash and 60% in RSUs.
(2)	The amounts represent the dollar amount recognized for financial statement reporting purposes in fiscal 2009 and for Messrs. Bridgeman and Spira equal 50% of their retainer and fees, for Messrs. Drake and Salvatore equal all of their retainer and fees and for Ms. Richardson equals 40% of her retainer and fees. The number of RSUs credited to each Director’s account in fiscal 2009 was calculated by dividing the amount deferred by the NYSE closing price of the Common Stock as of each deferral date in fiscal 2009 ($15.46 on July 31, 2008, $13.78 on October 31, 2008, $13.24 on January 31, 2009 and $4.89 on April 30, 2009). Each such RSU award was fully vested at the time of grant; accordingly, such figure also represents the grant date fair value of the award, computed in accordance with SFAS No. 123R. The aggregate number of RSUs outstanding for each Non-Employee Director as of April 30, 2009 was as follows: Mr. Bridgeman, 14,091; Mr. Drake, 24,890; Ms. Richardson, 19,972; Mr. Salvatore, 27,946; and Mr. Spira, 15,316.
(3)	Amounts reflect the dollar value of dividend equivalents credited on RSUs in fiscal 2009.
(4)	Member of Compensation Committee and Corporate Governance Committee.
(5)	Chair of Corporate Governance Committee, Member of Audit Committee, and Presiding Director. Ms. Richardson is also Chair of the Board but receives no additional compensation for this role.
(6)	Chair of Audit Committee.
(7)	Chair of Compensation Committee and Member of Audit Committee.

The Company uses a combination of cash and equity-based incentive compensation to attract and retain qualified candidates to serve on the Board of Directors. In setting director compensation, the Company considers the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill-level required by the Company of members of the Board of Directors. The Company’s compensation package for non-employee directors in fiscal 2009 consisted of:

•	an annual retainer of $85,000;

•	annual fees of $20,000, $10,000 and $9,000 to the chairs of the Audit, Compensation and Corporate Governance Committees, respectively;

•	a $15,000 stipend to the Presiding Director; and

•	reimbursement for expenses incurred in the performance of their duties as directors.

The Company’s compensation package for non-employee directors in fiscal 2010 will, in addition to the above compensation, also include payment to directors of a $1,000 meeting fee for each meeting of the Board or any committee thereof that a director attends. The meeting fee will be paid to all directors who attend a committee meeting, regardless of whether such director is a member of that committee. The meeting fee will be limited to $1,000 per day even if there are multiple Board or committee meetings on a given day.

All new directors are given a $50,000 new director equity grant upon commencement of their service on the Board which equity grant will vest with respect to 25% of the award on each of the first four anniversaries of the date of grant, subject to continued service on the Board on the vesting date. If elected to the Board of Directors, Mr. Reilly will receive a $50,000 new director equity grant upon the commencement of his service on the Board. No new director equity grants were awarded in fiscal 2009.

The annual retainer, all committee chairperson stipends and the Presiding Director stipend are paid to the Company’s non-employee directors in installments on a quarterly basis and are paid 50% in cash and, pursuant to the Equity and Incentive Plan, 50% in the form of RSUs. The number of RSUs so granted is determined by dividing the value of the compensation to be paid in the form of RSUs by the fair market value per share of Common Stock as of the date of grant. Each RSU is immediately vested and non-forfeitable and entitles the holder to receive one share of Common Stock 60 days immediately following the date upon which such director’s service as a member of the Board of Directors terminates for any reason.

Pursuant to the Company’s Non-Employee Directors Deferred Compensation Plan, each non-employee director may elect to defer up to 100% of such director’s annual retainer, as well as such other fees, stipends and payments determined by the Company to be eligible for deferral that are, in each case, otherwise payable in cash. To participate in the Non-Employee Directors Deferred Compensation Plan, the director must complete a deferral election form. Once a director has elected to defer any portion of the director’s fees, the election may not be revoked and continues in force for the remainder of the director’s service as a member of the Board of Directors. At least 30 days prior to the beginning of a fiscal year, a director may, however, revoke or revise his or her deferral election. The Company establishes a separate deferred compensation account on its books in the name of each director who has elected to participate in the Non-Employee Directors Deferred Compensation Plan. A number of RSUs or, in the Compensation Committee’s discretion, cash is credited to each director’s account as of each date on which amounts deferred under the Non-Employee Directors Deferred Compensation Plan would otherwise have been paid to such director. Historically, the Compensation Committee has deferred amounts in RSUs rather than cash. The number of RSUs credited to a director’s account is calculated by dividing the amount deferred by the NYSE closing price of the Common Stock as of each deferral date. The RSUs credited to the director’s account are immediately vested and non-forfeitable. Additional RSUs are credited to a director’s account as of each date on which cash dividends and/or special dividends and distributions are paid with respect to Common Stock, provided that at least one RSU is credited to such director’s account as of the record date for such dividend distribution. Each director receives a one-time distribution of Common Stock with respect to all RSUs then credited to such director’s account within 60 days immediately following the date upon which such director’s service as a member of the Board of Directors terminates for any reason.

REPORT OF AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon. The Audit Committee reviews and oversees these processes, including oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s independent auditors’ qualifications and independence, (iii) the performance of the Company’s independent auditors and the Company’s internal audit function and (iv) the Company’s compliance with legal and regulatory requirements.

In this context, the Audit Committee reviewed and discussed the consolidated financial statements with management and the independent auditors. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Codification of Statements on Auditing Standards, AU 380).

In addition, the Audit Committee discussed with the independent auditors the auditors’ independence from the Company and its management, and the independent auditors provided to the Audit Committee the written disclosures and letter required from the independent auditors by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended April 30, 2009 for filing with the SEC. The Audit Committee and the Board also have recommended, subject to stockholder ratification, the selection of the Company’s independent auditors for the fiscal year ending April 30, 2010.

AUDIT COMMITTEE

Louis P. Salvatore, Chairman

Margaret Milner Richardson

James C. Spira

PROPOSALS TO BE VOTED ON AT THE MEETING

ELECTION OF DIRECTORS

PROPOSAL NO. 1

The Board of Directors has nominated Margaret Milner Richardson, Ulysses L. Bridgeman, Jr., Harry W. Buckley, Rodman L. Drake, Peter F. Reilly, Louis P. Salvatore and James C. Spira to be elected at the Meeting to serve as directors for a one-year term ending at the Company’s 2010 Annual Meeting of Stockholders or until their successors are duly elected and qualified. All of the nominees other than Mr. Reilly are currently members of the Board of Directors. The nomination of Mr. Reilly was recommend to the Board by Shamrock Activist Value Fund, a stockholder of the Company. For certain information regarding each nominee, see “Board of Directors—Biographical Information for the Nominees” on page 4.

Each nominee has consented to being named in this Proxy Statement and to serve if elected. If, prior to the Meeting, any nominee should become unavailable to serve, the shares of Common Stock represented by a properly executed and returned proxy will be voted for such other person as shall be designated by the Board of Directors, unless the Board of Directors determines to reduce the number of directors in accordance with the Company’s Certificate of Incorporation and By-Laws.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH NOMINEE AS DIRECTOR. UNLESS MARKED TO THE CONTRARY, PROXIES RECEIVED BY THE COMPANY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES LISTED ABOVE.

TERMINATION OF THE COMPANY’S RIGHTS AGREEMENT

PROPOSAL NO. 2

Pursuant to the Company’s Rights Agreement (the “Rights Agreement”), dated as of June 24, 2004, between the Company and American Stock Transfer & Trust Company (as successor to The Bank of New York) as Rights Agent, each share of Common Stock has one right attached to it. Each right entitles the holder to purchase one one-thousandth of a share of the Company’s Series A Junior Participating Preferred Stock at an exercise price of $116.00, subject to adjustment. If any person or group acquires shares of Common Stock representing 15% or more of the outstanding Common Stock, the “flip-in” provision of the Rights Agreement will be triggered and the rights will entitle a holder, other than such acquiring person and its affiliates and associates, to acquire a number of additional shares of Common Stock having a market value of twice the exercise price of each right. If the Company is involved in a merger or other business combination transaction, each right will entitle its holder to purchase, at the right’s then-current exercise price, a number of shares of the acquiring or surviving company’s common stock having a market value at that time of twice the right’s exercise price. The rights expire at 5:00 p.m., New York City time, on June 24, 2014. The Rights Agreement was filed as Exhibit 4.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended July 31, 2004. The foregoing description of the Rights Agreement is qualified in its entirety by reference to such exhibit.

On December 3, 2008, the Company received a proposal from a stockholder pursuant to Rule 14a-8 under the Exchange Act relating to the Rights Agreement. This proposal requested the Board to take all action necessary to redeem all rights issued under the Rights Agreement. Following discussions between the stockholder and the Company, the stockholder subsequently withdrew its proposal based on the understanding that the Company would submit its own proposal to stockholders related to the termination of the Rights Agreement.

As part of the Board’s ongoing review of corporate governance matters, the Board has determined that it is advisable and in the best interests of the Company to permit stockholders to vote on whether or not the Board should accelerate the termination of the Rights Agreement. If this proposal is approved by stockholders, the Board intends to amend the Rights Agreement to accelerate the final expiration date of the Rights Agreement so that it will terminate, and the rights issued pursuant thereto will expire, effective at the close of business on September [23], 2009. If this proposal is not approved by stockholders, then the Board will not take any action with respect to the Rights Agreement and all outstanding rights issued under the Rights Agreement will remain in place. If the termination date of the Rights Agreement is accelerated, the Company will not make any payments to stockholders in connection with the expiration of the rights.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL. UNLESS MARKED TO THE CONTRARY, PROXIES RECEIVED BY THE COMPANY WILL BE VOTED “FOR” THIS PROPOSAL.

ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

PROPOSAL NO. 3

As described above under “Executive Compensation—Compensation Discussion and Analysis—Recent Action,” the Company took the following material steps relative to executive compensation:

•

The Company’s performance for fiscal year 2009 resulted in (i) no cash bonuses being awarded pursuant to the bonus program adopted by the Compensation Committee for fiscal year 2009 (and the Compensation Committee did not otherwise award any such bonuses) and (ii) all performance-based equity awards being forfeited;

•

Beginning in January 2009, the Compensation Committee started working with the Company’s compensation consultant, Johnson Associates, to refine the Company’s executive compensation philosophy and mechanics; and

•

In June 2009, the Company hired Mr. Buckley to replace the Company’s former president and chief executive officer and approved an employment agreement for Mr. Buckley with a finite term and more reasonable compensation and severance benefits.

As described above under “Executive Compensation—Compensation Discussion and Analysis—Executive Officer Compensation Philosophy For Fiscal Year 2010,” the Company’s refined executive officer compensation philosophy for fiscal year 2010 is to compensate executive officers (at a level not to exceed the median total compensation paid by the Company’s peer group) for supporting the following primary business objectives:

•	demonstrating that the Company’s turnaround is in process;

•	aligning the interests of executive officers with the long-term interests of stockholders;

•

providing competitive levels of compensation provided that the Company’s operating results evidence meaningful improvement and that the executive officers satisfy performance and personal objectives designed to contribute to the Company’s long-term success; and

•	attracting, motivating and retaining the highest level of executive officer talent.

The Company believes that both the Company and stockholders benefit from responsive corporate governance policies and constructive and consistent dialogue. In furtherance of these goals, the Board of Directors, in consultation with the Corporate Governance Committee, has determined that the Company should voluntarily provide stockholders with the right to cast an advisory (non-binding) vote on the Company’s compensation programs.

The Board of Directors has determined that the best way to allow stockholders to endorse or not endorse the Company’s executive pay programs and policies is through the following resolution:

RESOLVED, that the stockholders approve the overall compensation policies and procedures employed by the Company, as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement.

Because your vote is advisory, it will not be binding on the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL. UNLESS MARKED TO THE CONTRARY, PROXIES RECEIVED BY THE COMPANY WILL BE VOTED “FOR” THIS PROPOSAL.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL NO. 4

Deloitte & Touche LLP has been appointed by the Audit Committee as the Company’s independent registered public accounting firm for the fiscal year ending April 30, 2010. A representative of Deloitte & Touche LLP is expected to be present at the Meeting, will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions of stockholders.

Principal Accounting Firm Fees. Fees billed to the Company by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”) for the fiscal years ended April 30, 2009 and April 30, 2008 consisted of:

Audit Fees. The aggregate audit fees billed to the Company for fiscal 2009 totaled $730,000 for the following services (excluding related out-of-pocket expenses): professional services rendered in connection with the audit of the Company’s consolidated financial statements for the fiscal year ended April 30, 2009, the review of the Company’s consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q during fiscal 2009, the fiscal 2009 audit of effectiveness of internal control over financial reporting with the objective of obtaining reasonable assurance as to whether effective internal control over financial reporting was maintained in all material respects, and other attest services, including a consent related to Franchisee Disclosure Document.

The aggregate audit fees billed to the Company for fiscal 2008 totaled $702,500 for the following services (excluding related out-of-pocket expenses): professional services rendered in connection with the audit of the Company’s consolidated financial statements for the fiscal year ended April 30, 2008, the review of the Company’s consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q during fiscal 2008, the fiscal 2008 audit of effectiveness of internal control over financial reporting with the objective of obtaining reasonable assurance as to whether effective internal control over financial reporting was maintained in all material respects and the attestation of management’s report on the effectiveness of internal control over financial reporting, and other attest services, including a consent related to Franchisee Disclosure Document.

Audit-Related Fees, Tax Fees and All Other Fees. There were no other fees billed to the Company by Deloitte for products and services provided by Deloitte for fiscal 2009 or fiscal 2008 other than as set forth above.

The Company’s Audit Committee is responsible for appointing the Company’s independent auditor and approving the terms of the independent auditor’s services. The Audit Committee has established a policy for the pre-approval of all audit and permissible non-audit services to be provided by the independent auditor. The policy requires that prior to the beginning of each fiscal year, a description of the services anticipated to be performed by the independent auditor in the ensuing fiscal year be presented to the Audit Committee for approval. All services performed by the independent auditor in fiscal 2009 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee.

Any additional requests for audit, audit-related, tax and other services must be approved by the Audit Committee to the extent any single related service exceeds $50,000. The authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chairman of the Audit Committee. The Chairman will update the full Audit Committee at the next regularly scheduled meeting for any interim approvals granted.

As needed, the Audit Committee reviews the status of services and fees incurred year-to-date as compared to the original service list and the forecast of remaining services and fees for the fiscal year.

The policy contains a de minimis provision that operates to provide retroactive approval for permissible non-audit services under certain circumstances. No services were provided by Deloitte during fiscal 2009 under such provision.

Although stockholder action on this matter is not required, the appointment of Deloitte is being recommended to the stockholders for ratification. If the stockholders fail to ratify the appointment of Deloitte, the Audit Committee will reconsider whether or not to retain that firm.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL. UNLESS MARKED TO THE CONTRARY, PROXIES RECEIVED BY THE COMPANY WILL BE VOTED “FOR” THIS PROPOSAL.

STOCKHOLDER PROPOSALS FOR THE COMPANY’S 2010 ANNUAL MEETING

Proposals for inclusion in the proxy statement received from stockholders are given careful consideration by the Company in accordance with Rule 14a-8 under the Exchange Act. Such stockholder proposals are eligible for consideration for inclusion in the proxy statement for the 2010 Annual Meeting of Stockholders if they are received by the Company on or before April 16, 2010. Under the Company’s By-Laws, written notice of stockholder nominations to the Board of Directors and any other business proposed by a stockholder that is not submitted for inclusion in the Company’s Proxy Statement for the 2010 Annual Meeting of Stockholders under Rule 14a-8 of the Exchange Act, but is instead sought to be presented directly at the 2010 Annual Meeting, must be received by the Corporate Secretary of the Company between May 26, 2010 and June 25, 2010. In order for proposals of stockholders made outside of Rule 14a-8 of the Exchange Act to be considered “timely” within the meaning of Rule 14a-4(c) of the Exchange Act, such proposals must be received by the Corporate Secretary at the following address by June 25, 2010. If a stockholder’s proposal is not “timely” within the meaning of Rule 14a-4(c), then proxies solicited by the Board for the Company’s 2010 Annual Meeting of Stockholders may confer discretionary authority to the Board to vote on that proposal. Any proposal should be directed to the attention of the Corporate Secretary, Jackson Hewitt Tax Service Inc., 3 Sylvan Way, Box 264, Parsippany, New Jersey 07054.

ADDITIONAL INFORMATION

Stockholders with Multiple Accounts. The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or from us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Jackson Hewitt Tax Service Inc., 3 Sylvan Way, Box 264, Parsippany, New Jersey 07054, Attention: Investor Relations, or by calling Investor Relations at (973) 630-0821.

Solicitation of Proxies. The accompanying form of proxy is being solicited on behalf of the Board of Directors of the Company. The expenses of solicitation of proxies for the Meeting will be paid by the Company. In addition to the mailing of the proxy material, such solicitation may be made in person or by telephone, fax, Internet or email by Directors, officers and employees of the Company, who will receive no additional compensation therefor. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding material to beneficial owners of shares of Common Stock.

Electronic Access to Proxy Statement and Annual Report. This Proxy Statement and our 2009 Annual Report are available at www.jacksonhewitt.com/proxymaterials.

By Order of the Board of Directors

STEVEN L. BARNETT

Corporate Secretary Dated: August 14, 2009

PRELIMINARY PROXY STATEMENT-SUBJECT TO COMPLETION

ADMISSION TICKET

JACKSON HEWITT TAX SERVICE INC.

2009 Annual Meeting of Stockholders

Wednesday, September 23, 2009

10:00 a.m., local time

The Hanover Marriott

1401 Route 10 East

Whippany, NJ 07981

NON-TRANSFERABLE	NON-TRANSFERABLE

☐	¡

JACKSON HEWITT TAX SERVICE INC.

Proxy Solicited by the Board of Directors for the Annual Meeting

of Stockholders to be held on September 23, 2009

The undersigned stockholder of Jackson Hewitt Tax Service Inc. (“Jackson Hewitt”) hereby appoints Harry W. Buckley, Daniel P. O’Brien and Steven L. Barnett, and each of them individually, with full power of substitution, attorneys and proxies for the undersigned and authorizes them to represent and vote, as designated on the reverse side, all of the shares of common stock, par value $0.01 per share, of Jackson Hewitt which the undersigned may be entitled, in any capacity, to vote at the Annual Meeting of Stockholders to be held at The Hanover Marriott located at 1401 Route 10 East, Whippany, NJ 07981 on Wednesday, September 23, 2009, at 10:00 a.m., local time, and at any adjournments, postponements or other delay of such meeting, for the following purposes, and with discretionary authority as to any other matters that may properly come before the meeting, all in accordance with, and as described in, the Notice and accompanying Proxy Statement. The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders dated August 14, 2009, and the accompanying Proxy Statement.

IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NAMED NOMINEES AND FOR PROPOSALS 2, 3 AND 4. THE PROXIES ARE HEREBY AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT, POSTPONEMENT OR OTHER DELAY THEREOF.

(Continued and to be marked, dated and signed on the reverse side.)

¡	14475	¡

ANNUAL MEETING OF STOCKHOLDERS OF

JACKSON HEWITT TAX SERVICE INC.

September 23, 2009

Please mark, sign, date and

mail your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

¡	00003330330000001000 8	092308

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

THE BOARD OF DIRECTORS OF JACKSON HEWITT RECOMMENDS A VOTE FOR THE LISTED NOMINEES AND FOR PROPOSALS 2, 3 AND 4.
			FOR	AGAINST	ABSTAIN
		1. Election of Directors: Margaret Milner Richardson	☐	☐	☐

		Ulysses L. Bridgeman, Jr.	☐	☐	☐

		Harry W. Buckley	☐	☐	☐

		Rodman L. Drake	☐	☐	☐

		Peter F. Reilly	☐	☐	☐

		Louis P. Salvatore	☐	☐	☐

		James C. Spira	☐	☐	☐

		2. Termination of the Company’s rights agreement.	☐	☐	☐

		3. Advisory (non-binding) vote on executive compensation.	☐	☐	☐

		4. Proposal to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending April 30, 2010.	☐	☐	☐

Whether or not you plan to attend the 2009 Annual Meeting of Stockholders (the “Meeting”), you can ensure your shares are represented at the Meeting by promptly completing, dating, signing and returning your proxy to American Stock Transfer and Trust Company in the enclosed postage-paid envelope. We urge you to return your proxy as soon as possible. Thank you for your attention to this important matter.

You can view the Annual Report and Proxy Statement on the internet at www.jacksonhewitt.com/proxymaterials
MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¡	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¡